Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

EXACTTARGET, INC.

at

$33.75 Net Per Share

by

EXCALIBUR ACQUISITION CORP.,

a wholly owned subsidiary

of

SALESFORCE.COM, INC.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JULY 10, 2013 (WHICH IS THE END OF THE DAY ON WEDNESDAY, JULY 10, 2013), UNLESS THE OFFER IS EXTENDED PURSUANT TO THE ACQUISITION AGREEMENT.

The offer described in this Offer to Purchase (the “Offer”) is being made pursuant to an Acquisition Agreement, dated as of June 3, 2013, by and among salesforce.com, inc., a Delaware corporation (“salesforce.com”), Excalibur Acquisition Corp., a Delaware corporation and wholly owned subsidiary of salesforce.com (“Purchaser”), and ExactTarget, Inc., a Delaware corporation (“ExactTarget”) (as it may be amended from time to time, the “Acquisition Agreement”). Under the terms of the Acquisition Agreement, following the completion of the Offer, Purchaser will be merged with and into ExactTarget, pursuant to which ExactTarget will become a wholly owned subsidiary of salesforce.com (the “Merger”).

The Board of Directors of ExactTarget has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of, ExactTarget and its stockholders, (iii) approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommended that ExactTarget’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, to the extent applicable, adopt the Acquisition Agreement in accordance with the applicable provisions of Delaware law.

This Offer is conditioned upon, among other things, the condition that, prior to the expiration date of the Offer (as it may be extended from time to time in accordance with the Acquisition Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of common stock par value $0.0005 per share (the “Shares”) of ExactTarget, that, together with any Shares then owned by salesforce.com and Purchaser, represents more than 50% of all the then outstanding Shares. The Offer is also subject to the satisfaction of certain other conditions as described in this Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (ii) the performance of ExactTarget in all material respects of its obligations under the Acquisition Agreement that need to be performed before the scheduled expiration of the Offer, (iii) the absence of any Company Material Adverse Effect (as defined below) that is ongoing as of immediately prior to the scheduled expiration of the Offer, (iv) the delivery to salesforce.com and Purchaser of certain certificates by

ExactTarget’s chief executive officer or chief financial officer relating to the satisfaction of certain conditions to the Offer, (v) the absence in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations of (A) any laws prohibiting or making illegal the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), (B) any governmental orders that are in effect at the scheduled expiration of the Offer that make any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal, or prohibit or prevent them from being consummated or (C) any actions by any governmental authority that would reasonably be expected to have the consequences described in clauses (A) – (D) of the immediately following clause (vi), (vi) the absence of any pending legal proceeding brought by any governmental authority in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations (A) that seeks to enjoin the acquisition of Shares by Purchaser or restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Acquisition Agreement or the Support Agreements (including the voting provisions thereunder), (B) that seeks to limit the ability of salesforce.com or Purchaser to accept for payment and pay for the Shares and exercise their rights, including voting rights, with respect to those Shares, (C) that seeks to compel salesforce.com or Purchaser to divest, dispose of or otherwise change any assets or businesses, or restrict the businesses, of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries or impose any restriction on the operation of the business of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or (D) which otherwise would be reasonably expected to have a Company Material Adverse Effect and (vii) the Acquisition Agreement not having been terminated in accordance with its terms prior to the expiration of the Offer. See Introduction, Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations” for more details of terms and conditions of the Offer.

Under the terms of the Acquisition Agreement, following the consummation of the Offer and the payment for all Shares validly tendered in, and not validly withdrawn prior to the scheduled expiration of, the Offer, and subject to certain conditions described in this Offer to Purchase, Purchaser will merge with and into ExactTarget and all then outstanding Shares will be cancelled and converted into the right to receive $33.75 per Share (or any different amount per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

IMPORTANT

Any stockholder of ExactTarget who holds Shares in such stockholder’s own name and desires to tender such Shares in the Offer should complete and sign the Letter of Transmittal accompanying this Offer to Purchase in accordance with the instructions therein, and deliver the Letter of Transmittal (together with the stock certificates representing all Shares to be tendered and all other required documents) to Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), or in lieu thereof, follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Any stockholder of ExactTarget who holds Shares in the name of a broker, dealer, commercial bank, trust company or other nominee and desires to tender such Shares in the Offer should request that such broker, dealer, commercial bank, trust company or other nominee tender such Shares in the Offer on the stockholder’s behalf.

Any stockholder of ExactTarget who desires to tender Shares in the Offer, but whose certificates representing such Shares are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis or who cannot deliver all required documents to the Depositary, in each case prior to the expiration of the Offer, must tender such Shares pursuant to the guaranteed delivery procedures set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Questions and requests for assistance in connection with the Offer should be directed to MacKenzie Partners, Inc., the information agent for the Offer (the “Information Agent”), at the address and telephone number set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at Purchaser’s expense from the Information Agent or from brokers, dealers, commercial banks, trust companies or other nominees that hold Shares.

A summary term sheet describing the principal terms of the Offer appears on pages 1 through 6 of this Offer to Purchase, but stockholders of ExactTarget should read this entire Offer to Purchase carefully before deciding whether to tender Shares in the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com

SUMMARY TERM SHEET

This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more detailed description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer	Excalibur Acquisition Corp. (“Purchaser”) is offering (the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.0005 per share (the “Shares”), of ExactTarget, Inc. (“ExactTarget”) for $33.75 per Share (or any different amount per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

Salesforce.com, inc. (“salesforce.com”) and ExactTarget are Delaware corporations. Purchaser is a Delaware corporation and wholly owned subsidiary of salesforce.com. Salesforce.com formed Purchaser for the purpose of acquiring ExactTarget.

See Section 9 of this Offer to Purchase entitled “Certain Information Concerning Purchaser and salesforce.com.”

The Acquisition Agreement	Purchaser is making the Offer pursuant to the terms and conditions of an Acquisition Agreement, dated as of June 3, 2013 (as it may be amended from time to time, the “Acquisition Agreement”), by and among salesforce.com, Purchaser and ExactTarget.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents.”

Conditions to the Offer	Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), pay for any Shares that are tendered in the Offer, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any Shares that are tendered in the Offer, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended from time to time):

•

the condition that more than 50% of the then outstanding Shares be validly tendered in the Offer (and not validly withdrawn) prior to the scheduled expiration of the Offer (the “Minimum Condition”) has not been satisfied;

•

the condition that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended has expired or terminated (the “Regulatory Condition”) has not been satisfied;

•

certain representations and warranties of ExactTarget with respect to its organization and good standing, authority to enter into the Acquisition Agreement and consummate the transactions contemplated thereby and the enforceability of the Acquisition Agreement, the non-existence of any investment bank or brokerage or similar fee payable by ExactTarget other than to J.P. Morgan Securities LLC and the non-existence of any rights plan, “poison-pill” or other comparable agreement designed to delay, defer or discourage any person from acquiring control of ExactTarget (the “Specified Representations”) are not true and correct as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer;

•

certain representations and warranties of ExactTarget with respect to its authorized, issued and outstanding securities (the “Capitalization Representation”) are not true and correct other than for de minimus inaccuracies as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer;

•

other than the Specified Representations or Capitalization Representation, any other representation or warranty of ExactTarget in the Acquisition Agreement is not true and correct as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer such that it causes a Company Material Adverse Effect (as defined below);

•

immediately prior to the scheduled expiration of the Offer ExactTarget has not performed in all material respects its obligations under the Acquisition Agreement that need to be performed before the scheduled expiration of the Offer;

•	any Company Material Adverse Effect has occurred and is ongoing as of immediately prior to the scheduled expiration of the Offer;

•

ExactTarget’s chief executive officer and chief financial officer have failed to deliver to salesforce.com and Purchaser certain certificates relating to the satisfaction of certain conditions to the Offer;

•

there exist, in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations (i) any laws prohibiting or making illegal the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), (ii) any governmental orders that are in effect at the scheduled expiration of the Offer that make any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal, or prohibit or prevent them from being consummated or (iii) any actions by any governmental authority that would reasonably be expected to have the consequences described in clauses (i)-(iv) of the immediately following bullet;

•

there exist any pending legal proceedings brought by any governmental authority in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations (i) that seeks to enjoin the acquisition of Shares by Purchaser or restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Acquisition Agreement or the Support Agreements (including the voting provisions thereunder), (ii) that seeks to limit the ability of salesforce.com or Purchaser to accept for payment and pay for the Shares and exercise their rights, including voting rights, with respect to those Shares, (iii) that seeks to compel salesforce.com or Purchaser to divest, dispose of or otherwise change any assets or businesses, or restrict the businesses, of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or impose any restriction on the operation of the business of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or (iv) which otherwise would be reasonably expected to have a Company Material Adverse Effect; or

•	the Acquisition Agreement has been terminated in accordance with its terms prior to the expiration of the Offer (all such conditions, the “Offer Conditions”).

See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.”

Expiration of the Offer	The Offer expires at 12:00 Midnight, New York City Time, on Wednesday, July 10, 2013 (which is the end of the day on Wednesday, July 10, 2013), unless Purchaser extends the Offer.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Extensions of the Offer	Purchaser must extend the Offer:

•

for any period required by any rule, regulation or other requirement of the SEC (or its staff) that is applicable to the Offer or any rule or regulation of the New York Stock Exchange that is applicable to the Offer;

•

for successive extension periods of ten (10) business days each in the event that the Regulatory Condition is not satisfied or waived as of any then scheduled expiration of the Offer, in order to further seek to satisfy the Regulatory Condition; and

•

for two (2) extension periods of ten (10) business days if the Minimum Condition is not satisfied or waived as of any then scheduled expiration of the Offer, but all of the other Offer Conditions have been satisfied or waived, in order to further seek to satisfy the Minimum Condition.

Purchaser may (but is not obligated to) extend the Offer:

•

for one (1) or more successive extension periods of up to ten (10) business days each, if any of the Offer Conditions are not satisfied or waived as of any then scheduled expiration of the Offer, in order to further seek to satisfy the Offer Conditions.

Notwithstanding the foregoing, Purchaser is not required to extend the Offer beyond October 4, 2013 (the “Termination Date”), and the ability to extend the Offer does not restrict in any manner the right of salesforce.com to terminate the Acquisition Agreement in accordance with its terms.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Subsequent Offering Period	After the scheduled expiration of the Offer, Purchaser may (but is not required to) extend the Offer for a “subsequent offering period” (and one or more extensions thereof) for an aggregate duration of not less than three (3) and not more than twenty (20) business days (but not beyond the Termination Date).

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

Ability to Withdraw Tendered Shares	Any shares that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City Time, on Wednesday, July 10, 2013 (which is the end of the day on Wednesday, July 10, 2013), and, unless accepted for payment pursuant to the Offer, may also be withdrawn any time after the date that is 60 days from the date of the Offer to Purchase, unless previously accepted for payment pursuant to the Offer to Purchase.

However, if Purchaser provides for a “subsequent offering period,” Shares that have been tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Shares that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

Certain Effects of the Offer; Deregistration	If the Offer is consummated but the Merger does not occur, the number of stockholders and the number of Shares of ExactTarget that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, no public trading market at all) for the Shares.

In addition, Purchaser intends to and will cause ExactTarget to apply for termination of registration of the Shares under the Securities Exchange Act of 1934, as amended (“Exchange Act”), after the completion of the Offer as soon as the requirements for such delisting and termination are met.

See Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

The Merger	If Purchaser accepts for payment all Shares validly tendered in the Offer in an amount sufficient to meet the Minimum Condition and certain other conditions are satisfied, Purchaser will merge with and into ExactTarget and all then outstanding Shares will be cancelled and converted into the right to receive $33.75 per Share (or any different amount per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes.

If Purchaser holds ninety percent (90%) or more of the then outstanding Shares following consummation of the Offer, salesforce.com intends to and will cause Purchaser and ExactTarget to consummate the Merger using the “short-form” merger procedures available under the Delaware General Corporation Law (the “DGCL”).

If Purchaser does not acquire at least ninety percent (90%) of the then outstanding Shares pursuant to the Offer, salesforce.com, Purchaser and ExactTarget will not be permitted to consummate the Merger without the approval of ExactTarget’s stockholders.

In order to facilitate the Merger, ExactTarget has granted Purchaser a “top-up” option to acquire Shares directly from ExactTarget. The purpose of the “top-up” option is to enable salesforce.com, Purchaser and ExactTarget to consummate the Merger using the “short-form” merger procedures available under the DGCL. Under the terms of the “top-up” option, if, after Purchaser’s initial acceptance of Shares for payment pursuant to the Offer, salesforce.com and its subsidiaries, including Purchaser, would hold more than ninety percent (90%) of the outstanding Shares (after giving effect to the issuance of Shares pursuant to this exercise of the “top-up” option) and the Minimum Condition is met, Purchaser has the right to acquire the lowest number of Shares that, when added to all other Shares then held by salesforce.com and its subsidiaries, including Purchaser (including Shares acquired in the Offer), would constitute one (1) more Share than the ninety-percent (90%) threshold, at a price that is equal to the price paid for Shares pursuant to the Offer. In no event, however, may Purchaser exercise this option to acquire a number of Shares in excess of ExactTarget’s then authorized and unissued Shares.

See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; The Merger; Plans for ExactTarget.”

Appraisal Rights	No appraisal rights will be available in connection with the Offer. If the Offer is consummated, however, appraisal rights will be available in connection with the Merger under the DGCL for those ExactTarget stockholders who do not tender Shares in the Offer.

See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

Position of the ExactTarget Board of Directors	The Board of Directors of ExactTarget has unanimously:

•	determined that the Acquisition Agreement is advisable;

•

determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of, ExactTarget and its stockholders;

•	approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger; and

•

recommended that ExactTarget’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, to the extent applicable, adopt the Acquisition Agreement in accordance with the applicable provisions of Delaware law.

See the “Introduction” to this Offer to Purchase.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 13 of this Offer to Purchase entitled “The Transaction Documents” for a more complete description of the Offer and the Merger.

QUESTIONS AND ANSWERS

Excalibur Acquisition Corp., a Delaware corporation and wholly owned subsidiary of salesforce.com, inc., a Delaware corporation, is offering to purchase all of the outstanding shares of common stock, par value $0.0005 per share, of ExactTarget, Inc., a Delaware corporation for $33.75 per Share (or any different amount per share that is paid in the tender offer), net to the seller in cash without interest thereon, less any required withholding taxes, pursuant to the terms of an Acquisition Agreement, dated as of June 3, 2013, by and among salesforce.com, inc., Excalibur Acquisition Corp. and ExactTarget, Inc. (as it may be amended from time to time, the “Acquisition Agreement”). The following are some of the questions you may have as a stockholder of ExactTarget, Inc. in connection with the proposed Offer, and our answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the enclosed Letter of Transmittal.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “Purchaser,” “us,” “we” and “our” to refer to Excalibur Acquisition Corp. and, where appropriate, salesforce.com, inc. We use the term “salesforce.com” to refer to salesforce.com, inc. alone and the term the “ExactTarget” to refer to ExactTarget, Inc. We use the term “Offer” to refer to the offer described in this Offer to Purchase and the related Letter of Transmittal. We use the term “Shares” to refer to shares of common stock of ExactTarget that are the subject of the Offer. We use the term “Merger” to refer to the merger of Purchaser with and into ExactTarget that will follow the Offer.

Who is offering to buy my Shares?

Excalibur Acquisition Corp. is offering to buy your Shares. Excalibur Acquisition Corp. is a Delaware corporation and wholly owned subsidiary of salesforce.com, inc., which is also a Delaware corporation. Salesforce.com formed Excalibur Acquisition Corp. for the sole purpose of acquiring ExactTarget and, accordingly, Excalibur Acquisition Corp. has not carried on any activities other than in connection with the acquisition of ExactTarget.

See the “Introduction” to this Offer to Purchase and Section 9 of this Offer to Purchase entitled “Certain Information Concerning Purchaser and salesforce.com.”

How many Shares are you offering to buy?

Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.0005 per share, of ExactTarget on the terms and subject to the conditions set forth in this Offer to Purchase. See the “Introduction” to this Offer to Purchase and Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

How much are you offering to pay for my Shares?

Purchaser is offering to pay you $33.75 per Share (or any different amount per share that is paid in the Offer) net to you in cash without interest thereon, less any required withholding taxes (the “Offer Price”).

Why are you making this Offer?

The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, ExactTarget. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, Purchaser and salesforce.com intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, ExactTarget will become a wholly owned subsidiary of salesforce.com.

See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; The Merger; Plans for ExactTarget.”

Will I have to pay any fees or commissions if I tender my Shares?

If you hold your Shares directly as the registered owner and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses in order to tender your Shares in the Offer.

If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Shares tenders such Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase.

Do you have the financial resources to pay for the Shares?

Yes. We estimate that we will need approximately $2.6 billion to purchase all of the Shares pursuant to the Offer and the Merger and to pay all related fees and expenses. Purchaser will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because salesforce.com will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for the Shares that are tendered in the Offer. Salesforce.com expects to obtain the necessary funds from its existing cash balances, marketable securities and cash proceeds from a $300.0 million senior secured credit facility from Bank of America, N.A. The Offer is not subject to any financing conditions or arrangements. Salesforce.com has sufficient funds from its existing cash balances and marketable securities, without the cash proceeds from the $300.0 million senior secured credit facility from Bank of America, N.A., to fund the purchase of the Shares pursuant to the terms of the Offer.

See Section 10 of this Offer to Purchase entitled “Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares?

No. We do not believe our financial condition is relevant to your decision to tender your Shares in the Offer because:

•	the Offer is being made for all outstanding Shares solely for cash;

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the subsequent Merger.

Does the ExactTarget Board of Directors recommend that I tender my Shares?

The Board of Directors of ExactTarget has unanimously:

•	determined that the Acquisition Agreement is advisable;

•

determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of, ExactTarget and its stockholders;

•	approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger; and

•

recommended that ExactTarget’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, to the extent applicable, adopt the Acquisition Agreement in accordance with the applicable provisions of Delaware law.

See the “Introduction” to this Offer to Purchase.

Is there a deadline for tendering my Shares?

You will have until 12:00 Midnight, New York City Time, on Wednesday, July 10, 2013 (which is the end of the day on Wednesday, July 10, 2013), to tender your Shares in the Offer, unless we extend the Offer.

If you cannot deliver everything that is required to validly tender your Shares by that time, you may be able to use a guaranteed delivery procedure to tender your Shares. The procedures for tendering your Shares by guaranteed delivery are described later in this Offer to Purchase.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” and Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

Under what circumstances would you extend the Offer?

We may choose (but are not required) to extend the Offer beyond Wednesday, July 10, 2013:

•

for one (1) or more successive extension periods of up to ten (10) business days each, if any of the Offer Conditions are not satisfied or waived as of any then scheduled expiration of the Offer, in order to further seek to satisfy the Offer Conditions.

We are required to extend the Offer beyond Wednesday, July 10, 2013:

•

for any period required by any rule, regulation or other requirement of the U.S. Securities and Exchange Commission (the “SEC”) (or its staff) that is applicable to the Offer or any rule or regulation of the New York Stock Exchange that is applicable to the Offer;

•

for successive extension periods of ten (10) business days each in the event that the Regulatory Condition (as defined below) is not satisfied or waived as of any then scheduled expiration of the Offer, in order to further seek to satisfy the Regulatory Condition; and

•

for two (2) extension periods of ten (10) business days if the Minimum Condition (as defined below) is not satisfied or waived as of any then scheduled expiration of the Offer, but all of the other conditions to the Offer have been satisfied or waived, in order to further seek to satisfy the Minimum Condition.

Notwithstanding the foregoing, Purchaser is not required to extend the Offer beyond October 4, 2013; and the ability to extend the Offer does not restrict in any manner the right of salesforce.com to terminate the Acquisition Agreement in accordance with its terms.

The “Minimum Condition” is the condition that, at the scheduled expiration of the Offer (as it may be extended from time to time in accordance with the Acquisition Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares, that, together with any outstanding Shares then owned by salesforce.com and Purchaser, represents more than 50% of the then outstanding Shares. The “Regulatory Condition” is the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if you extend the Offer?

If we extend the Offer, we will inform Computershare Trust Company, N.A., the depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City Time, on the next business day after the day on which the Offer was scheduled to expire.

See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

What are the conditions to the Offer?

Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, pay for any Shares that are tendered in the Offer, and may delay the acceptance for payment of or, subject to any applicable rules and regulations of the SEC, the payment for, any Shares that are tendered in the Offer, in the event that:

(1)	at the scheduled expiration of the Offer, the Minimum Condition has not been satisfied;

(2)	at the scheduled expiration of the Offer, the Regulatory Condition has not been satisfied;

(3)	(A) the Specified Representations (as defined below) were not true and correct as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer, (B) the Capitalization Representation (as defined below) was not true and correct other than for de minimus inaccuracies as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer, or (C) other than the Specified Representations or Capitalization Representation, any other representation or warranty of ExactTarget in the Acquisition Agreement was not true and correct as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer such that it causes a Company Material Adverse Effect;

(4)	immediately prior to the scheduled expiration of the Offer ExactTarget has not performed in all material respects its obligations under the Acquisition Agreement that need to be performed before the scheduled expiration of the Offer;

(5)	a Company Material Adverse Effect has occurred and is ongoing as of immediately prior to the scheduled expiration of the Offer;

(6)	ExactTarget’s chief executive officer and chief financial officer have failed to deliver to salesforce.com and Purchaser certain certificates relating to the satisfaction of certain conditions to the Offer;

(7)	there exist, in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations, (A) any laws prohibiting or making illegal the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), (B) any governmental orders that are in effect at the scheduled expiration of the Offer that make any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal, or prohibit or prevent them from being consummated or (C) any actions by any governmental authority that would reasonably be expected to have the consequences described in clauses (A) – (D) in the immediately following clause (8);

(8)	there exist any pending legal proceedings brought by any governmental authority in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations (A) that seeks to enjoin the acquisition of Shares by Purchaser or restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Acquisition Agreement or the Support Agreements (including the voting provisions thereunder), (B) that seeks to limit the ability of salesforce.com or Purchaser to accept for payment and pay for the Shares and exercise their rights, including voting rights, with respect to those Shares, (C) that seeks to compel salesforce.com or Purchaser to divest, dispose of or otherwise change any assets or businesses, or restrict the businesses, of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or impose any restriction on the operation of the business of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or (D) which otherwise would be reasonably expected to have a Company Material Adverse Effect (as defined below); or

(9)	the Acquisition Agreement has been terminated in accordance with its terms prior to the expiration of the Offer.

Do I have to vote to approve the Offer or the Merger?

Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If we acquire at least 90% of the then outstanding Shares in the Offer or otherwise, we will be able to consummate the Merger as a “short-form” merger pursuant to Section 253 of the Delaware General Corporations Law (“DGCL”) without the approval of the ExactTarget Board of Directors or ExactTarget stockholders. Only in the event we fail to acquire at least 90% of the then outstanding shares of ExactTarget common stock will ExactTarget stockholders be required to adopt the Acquisition Agreement to consummate the Merger.

What is the Top-Up Option and when could it be exercised?

In order to facilitate the Merger, ExactTarget has granted Purchaser a “top-up” option to acquire Shares directly from ExactTarget. The purpose of the “top-up” option is to enable salesforce.com, Purchaser and ExactTarget to consummate the Merger using the “short-form” merger procedures available under the DGCL. Under the terms of the “top-up” option, after Purchaser’s initial acceptance of Shares for payment pursuant to the Offer, if, salesforce.com and its subsidiaries, including Purchaser, would hold more than ninety percent (90%) of the then outstanding Shares (after giving effect to the issuance of Shares pursuant to this exercise of the “top-up” option) and the Minimum Condition is met, Purchaser has the right to acquire the lowest number of Shares that, when added to all other Shares then held by salesforce.com and its subsidiaries, including Purchaser (including Shares acquired in the Offer), would constitute one (1) more Share than the ninety percent (90%) threshold, at a price that is equal to the price paid for Shares pursuant to the Offer. In no event, however, may Purchaser exercise this option to acquire a number of Shares in excess of ExactTarget’s then authorized and unissued Shares.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; Top-Up Option Following Offer.”

How do I tender my Shares?

If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the depositary for the Offer, not later than the date and time the Offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, the broker, dealer, commercial bank, trust company or other nominee that holds your Shares can tender your Shares on your behalf, and may be able to tender your Shares through The Depository Trust Company. You should contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares for more details.

If you are unable to deliver the documents or instruments that are required to tender your Shares to Computer Share Trust Company, N.A., the depositary for the Offer, by the expiration of the Offer, you may have a broker, a bank or another fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary for the Offer using the enclosed Notice of Guaranteed Delivery. To validly tender Shares in this manner, however, the depositary for the Offer must receive the missing items within the time period specified in the notice.

See Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.”

May I withdraw previously tendered Shares?

You may withdraw any previously tendered Shares at any time prior to 12:00 Midnight, New York City Time, on Wednesday, July 10, 2013 (which is the end of the day on Wednesday, July 10, 2013), or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Shares at any time after the date that is 60 days from the date of this Offer to Purchase.

If we provide for a “subsequent offering period,” however, you will not be able to withdraw any Shares that you previously tendered in the Offer or any of the Shares that you tender during the subsequent offering period.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw Shares that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to the depositary for the Offer, Computer Share Trust Company, N.A., while you still have the right to withdraw the Shares.

If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee that tendered your Shares to arrange for the withdrawal of your Shares.

See Section 4 of this Offer to Purchase entitled “Withdrawal Rights.”

If I decide not to tender my Shares, what will happen to my Shares?

If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into ExactTarget and all then outstanding Shares will be cancelled and converted into the right to receive the Offer Price.

If the Merger is consummated, ExactTarget stockholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are consummated, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that you will be paid earlier if you tender your Shares in the Offer. Appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

If the Offer is consummated but the Merger is not consummated, however, the number of ExactTarget stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, no public trading market at all) for the Shares. Also, as described below, ExactTarget may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

See the “Introduction” to this Offer to Purchase and Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

Have any ExactTarget stockholders already agreed to tender their Shares into the Offer or to otherwise support the Offer?

In order to induce salesforce.com to enter into the Acquisition Agreement, certain stockholders of ExactTarget entered into support agreements with salesforce.com concurrent with the execution and delivery of the Acquisition Agreement. Shares held by these stockholders that are eligible to be tendered into the Offer represent, in the aggregate, approximately 20% of the Shares outstanding on June 3, 2013, the date of the Acquisition Agreement. Subject to the terms and conditions of these support agreements, such stockholders agreed, among other things, to tender their Shares in the Offer and, if required, to vote their Shares in favor of adoption of the Acquisition Agreement.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; Support Agreements.”

If the Offer is consummated, will ExactTarget remain a public company?

Following the consummation of the Offer, we will complete the Merger if and when the conditions to the Merger are satisfied. If the Merger is consummated, ExactTarget no longer will be publicly owned. Even if the Merger is not consummated, following the consummation of the Offer:

•	there may not be a public trading market for the Shares; and

•

ExactTarget may cease making filings with the SEC or otherwise cease being required to comply with the rules relating to publicly held companies because we intend to and will cause ExactTarget to apply for termination of registration of the Shares under the Exchange Act after the completion of the Offer as soon as the requirements for such delisting and termination are met.

See Section 7 of this Offer to Purchase entitled “Effect of Offer on Listing, Market for Shares and SEC Registration.”

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. You will be entitled to seek appraisal rights in connection with the Merger if you do not tender Shares in the Offer.

See Section 17 of this Offer to Purchase entitled “Appraisal Rights.”

What is the market value of my Shares as of a recent date?

On June 3, 2013, the last full day of trading before the public announcement of the Acquisition Agreement, the reported closing price of ExactTarget’s common stock was $22.10 per share. As of June 3, 2013, the Offer Price represented a premium of approximately fifty-six percent (56%) over the most recent six (6) month average closing price of ExactTarget’s common stock. On June 11, 2013, the last full day of trading before the commencement of the Offer, the closing price of ExactTarget’s common stock reported was $33.62 per share. We encourage you to obtain a recent quotation for shares of ExactTarget’s common stock in deciding whether to tender your Shares.

See Section 6 of this Offer to Purchase entitled “Price Range of Shares; Dividends on the Shares.”

Can holders of vested ExactTarget Options participate in the Offer?

No. The Offer is only for Shares and not for any options to acquire Shares that were issued under ExactTarget’s 2008 equity incentive plan, 2004 stock option plan or otherwise. If you hold vested but unexercised ExactTarget options and you wish to participate in the Offer, you must exercise your vested ExactTarget options in accordance with the terms of the plan such options were granted under, and tender the Shares received upon the exercise in accordance with the terms of the Offer.

What happens to my ExactTarget options issued under ExactTarget’s 2008 equity incentive plan in the Offer and the Merger?

As a result of the Merger, each ExactTarget option granted under the 2008 equity incentive plan that is vested (including options vesting on account of the transactions contemplated by the Acquisition Agreement), outstanding and unexercised as of immediately prior to the effective time of the Merger will be cancelled in exchange for the right to receive a lump sum cash payment (without interest) equal to the Offer Price less the exercise price for each Share subject to such option (subject to applicable tax withholdings).

Each ExactTarget option granted under the 2008 equity incentive plan that is unvested, outstanding and unexercised as of immediately prior to the effective time of the Merger will be assumed by salesforce.com and converted into an option to acquire salesforce.com common stock. Each such assumed option will be subject to the same terms and conditions (including vesting terms), subject to certain exceptions. Such unvested options held by an individual who is not continuing as an employee or service provider after the Merger will not be assumed by salesforce.com and instead will be cancelled for no consideration.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; Treatment of Options.”

What happens to my ExactTarget options issued under ExactTarget’s 2004 stock option plan in the Offer and the Merger?

Each ExactTarget option granted under ExactTarget’s 2004 stock option plan, other than as described below, that is vested, outstanding and unexercised as of immediately prior to the effective time of the Merger will be assumed by salesforce.com in the same manner as those assumed and unvested options granted under the 2008 equity incentive plan as described above. However, prior to the effective time of the Merger, ExactTarget will provide each holder of such options, the opportunity to elect, in lieu of assumption, the automatic “cashless exercise” of such vested and outstanding option, contingent upon the consummation of the Merger. If electing such cashless exercise, the Shares issued after giving effect to such cashless exercise will be treated in the same manner as other Shares outstanding as of immediately prior to the effective time of the Merger with the result being that the holder will receive the Offer Price minus the exercise price (less applicable tax withholdings) for each Share subject to the exercised portion of such option. Such vested options held by an individual who is not continuing as an employee or service provider will not be assumed by salesforce.com and instead will be cancelled and converted into the right to receive a receive a lump sum cash payment (without interest) equal to the Offer Price less the exercise price (subject to applicable tax withholdings) for each Share subject to such option.

The terms of each ExactTarget executive’s option agreements provide that, he or she will, on account of the transactions contemplated by the Acquisition Agreement, be entitled to accelerated vesting of the portion of each of his or her ExactTarget options that would have become vested in the following twelve months (twenty-four months for Mr. Dorsey). There are no unvested options outstanding under the 2004 stock option plan.

What will happen to my ExactTarget Restricted Stock in the Offer and the Merger?

Each share of outstanding ExactTarget restricted stock as of immediately prior to the effective time of the Merger will be cancelled and converted automatically into the right to receive a cash amount equal to the Offer Price, payable in accordance with the same vesting schedule, repurchase option or obligation, risk of forfeiture or other condition as in effect with respect to each such share of restricted stock as of immediately prior to the effective time of the Merger. All amounts paid will be subject to applicable withholdings.

The restricted stock held by the non-employee directors of ExactTarget will accelerate on account of the transactions contemplated by the Acquisition Agreement, under the terms of their equity grants or as may be provided by ExactTarget, and the Offer Price will be paid with respect thereto promptly following the effective time of the Merger. No shares of ExactTarget restricted stock will be eligible to be tendered in the Offer.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; Treatment of Restricted Stock.”

What will happen to my ExactTarget Restricted Stock Units in the Offer and the Merger?

Each ExactTarget restricted stock unit, whether vested or unvested, as of immediately prior to the effective time of the Merger will be assumed by salesforce.com and converted into a restricted stock unit to acquire salesforce.com common stock, subject to the same terms and conditions (including vesting terms) relating to such restricted stock unit as in effect immediately prior to the effective time of the Merger, subject to certain exceptions. Holders of restricted stock units that vest on account of the transactions contemplated by the Acquisition Agreement will receive the Offer Price promptly following the effective time of the Merger in exchange for each Share they received as a result of the vesting of their restricted stock units.

The terms of each ExactTarget executive’s restricted stock unit agreement provide that, he or she will, on account of the transactions contemplated by the Acquisition Agreement, be entitled to accelerated vesting of the portion of each of his or her ExactTarget restricted stock units that would have become vested in the following twelve months (twenty-four months for Mr. Dorsey).

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; Treatment of Restricted Stock Units.”

Are there any compensation arrangements between salesforce.com and ExactTarget’s directors and officers?

Salesforce.com has not entered into a compensation arrangement with any of ExactTarget’s non-employee directors or executive officers. Salesforce.com may enter into new compensation arrangements with ExactTarget executive officers; however, there has been no agreement with respect to the specific terms of these compensation arrangements. Until such time as any employment arrangement between salesforce.com and an ExactTarget executive officer (if any) is effective, each officer’s existing employment agreement with ExactTarget will continue to remain in effect.

See Section 13 of this Offer to Purchase entitled “The Transaction Documents; Compensation Arrangements with ExactTarget Executives.”

What are the material U.S. federal income tax consequences of tendering Shares?

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes.

In general, a stockholder that is a U.S. Holder (as defined in Section 5 of this Offer to Purchase entitled “Material U.S. Federal Income Tax Consequences”) who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. If the Shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of twenty percent (20%) under current law if the Shares were held for more than one year, and if held for one year or less such capital gains will be subject to tax at ordinary income tax rates. Additionally, stockholders who are individuals with adjusted gross income in excess of certain thresholds are subject to a three and eight-tenths percent (3.8%) tax on all or a portion of their “net investment income,” which includes gains recognized upon a disposition of stock.

For more information, see Section 5 of this Offer to Purchase entitled “Material U.S. Federal Income Tax Consequences.”

We recommend that you consult your own tax advisors as to the particular tax consequences to you of the Offer and the Merger, including the effect of U.S. federal, state and local tax laws or foreign tax laws.

Whom should I call if I have questions about the Offer?

You may call MacKenzie Partners, Inc., the information agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free). See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of Common Stock of ExactTarget, Inc.:

INTRODUCTION

Excalibur Acquisition Corp., a Delaware corporation (“Purchaser”) and wholly owned subsidiary of salesforce.com, inc., a Delaware corporation (“salesforce.com”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.0005 per share (the “Shares”), of ExactTarget, Inc., a Delaware corporation (“ExactTarget”), at a purchase price of $33.75 per Share, net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

The Offer is being made pursuant to an Acquisition Agreement, dated as of June 3, 2013 (as it may be amended from time to time, the “Acquisition Agreement”), by and among salesforce.com, Purchaser and ExactTarget. Purchaser is a corporation newly formed by salesforce.com in connection with the acquisition of ExactTarget. The Acquisition Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, upon the terms and subject to certain conditions of the Acquisition Agreement, Purchaser will be merged with and into ExactTarget (the “Merger”), and ExactTarget will continue as the surviving corporation (the “Surviving Corporation”) and be a wholly owned subsidiary of salesforce.com. The Merger is subject to a number of conditions, including the approval and adoption of the Acquisition Agreement by stockholders of ExactTarget, if such approval is required by applicable law. See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; The Merger; Plans for ExactTarget.” At the effective time of the Merger, each outstanding Share (other than Shares held in the treasury of ExactTarget or owned by salesforce.com or Purchaser, which shall automatically be cancelled and retired) shall automatically be cancelled and extinguished and, other than Shares with respect to which appraisal rights are properly exercised, will be converted into and become a right to receive $33.75 per Share (or any different amount per Share that is paid in the Offer), net to the seller in cash without interest thereon, less any required withholding taxes (the “Offer Price”). The Acquisition Agreement is more fully described in Section 13 of this Offer to Purchase entitled “The Transaction Documents,” which also contains a discussion of the treatment of stock options and other ExactTarget equity awards.

Tendering stockholders who are record holders of their Shares and tender directly to Computershare Trust Company N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. Purchaser or salesforce.com will pay all charges and expenses of the Depositary, and MacKenzie Partners, Inc. (the “Information Agent”) for their respective services in connection with the Offer and the Merger. See Section 18 entitled “Fees and Expenses” of this Offer to Purchase.

The Board of Directors of ExactTarget has unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of, ExactTarget and its stockholders, (iii) approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iv) recommended that ExactTarget’s stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, to the extent applicable, adopt the Acquisition Agreement in accordance with the applicable provisions of Delaware law.

A more complete description of the reasons for the Board of Directors of ExactTarget authorizing and approving the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Schedule 14D-9 that is being filed with the SEC and, together with this Offer to

Purchase, the Letter of Transmittal and other related materials, mailed to ExactTarget’s stockholders in connection with the Offer. ExactTarget stockholders should carefully read the information set forth in the Schedule 14D-9 in its entirety.

This Offer is conditioned upon, among other things, the condition that, at the scheduled expiration date of the Offer (as it may be extended from time to time in accordance with the Acquisition Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares, that, together with any outstanding Shares then owned by salesforce.com and Purchaser, represents more than 50% of the then outstanding Shares (the “Minimum Condition”).

ExactTarget has represented that as of May 31, 2013 there were 69,646,539 shares issued and outstanding, 271,966 of which shares were unvested or subject to a repurchase option, risk of forfeiture or other condition and there were outstanding stock options to purchase 11,078,275 Shares and 526,825 outstanding restricted stock units. Neither salesforce.com nor Purchaser currently beneficially owns any Shares except insofar as the Support Agreements described in Section 13 of this Offer to Purchase entitled “The Transaction Documents; Support Agreements” may be deemed to constitute beneficial ownership. Salesforce.com and Purchaser disclaim such beneficial ownership. Based on the foregoing, Purchaser believes that approximately 34,823,270 Shares must be validly tendered and not validly withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by ExactTarget (including pursuant to option exercises and the settlement of restricted stock units). Shares held by ExactTarget’s directors and executive officers that are eligible to be tendered in the Offer represent, in the aggregate, approximately 20% of ExactTarget’s outstanding Shares as of June 3, 2013, and these directors and officers have agreed to tender their Shares into the Offer pursuant to Support Agreements. See Section 1 of this Offer to Purchase entitled “Terms of the Offer.”

This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.

THE TENDER OFFER

1.  Terms of the Offer.

Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 of this Offer to Purchase entitled “Withdrawal Rights.” The term “Expiration Date” means 12:00 Midnight, New York City Time, on Wednesday, July 10, 2013 (which is the end of the day on Wednesday, July 10, 2013) (the “Scheduled Expiration Date”), unless Purchaser shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

In the Acquisition Agreement, Purchaser has agreed that it may (but is not required to) extend the Offer beyond the Scheduled Expiration Date for one (1) or more successive extension periods of up to 10 business days each, if any of the Offer Conditions are not satisfied or waived as of any then scheduled expiration of the Offer, in order to further seek to satisfy the Offer Conditions (as defined below).

In the Acquisition Agreement, Purchaser has agreed that it will be required to extend the Offer beyond the Scheduled Expiration Date:

•

for any period as may be required by any rule, regulation, interpretation or position of the SEC (or its staff) that is applicable to the Offer or any rule or regulation of the New York Stock Exchange that is applicable to the Offer;

•

for successive extension periods of ten (10) business days each in the event that the Regulatory Condition (as defined below) is not satisfied or waived as of any then scheduled expiration of the Offer, in order to further seek to satisfy the Regulatory Condition; or

•

for two (2) extension periods of ten (10) business days if the Minimum Condition (as defined below) is not satisfied or waived as of any then scheduled expiration of the Offer, but all of the other Offer Conditions have been satisfied or waived, in order to further seek to satisfy the Minimum Condition.

Notwithstanding the foregoing, Purchaser is not required to extend the Offer beyond October 4, 2013 (the “Termination Date”); and the ability to extend the Offer does not restrict in any manner the right of salesforce.com to terminate the Acquisition Agreement in accordance with its terms.

After the time at which the Offer Conditions are met (after giving effect to any applicable extensions of the Offer), Purchaser also may (but is not required to) extend the Offer for a subsequent offering period (a “Subsequent Offering Period”), and one or more extensions thereof, in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for an aggregate duration of not less than three (3) business days nor more than twenty (20) business days (but not beyond the Termination Date). There can be no assurance that Purchaser will exercise its right to extend the Offer.

The “Minimum Condition” is the condition that, at the scheduled expiration of the Offer (as it may be extended from time to time in accordance with the Acquisition Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Shares, that, together with any outstanding Shares then owned by salesforce.com and Purchaser, represents more than 50% of the then outstanding Shares.

The “Regulatory Condition” is the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Purchaser has also agreed in the Acquisition Agreement that, without the prior written consent of ExactTarget, it will not (i) decrease the Offer Price, (ii) change the form of consideration to be paid in the Offer, (iii) reduce the number of Shares to be purchased in the Offer, (iv) amend, modify or otherwise change the Minimum Condition, (v) amend, modify or otherwise change any Offer Conditions (other than the Minimum

Condition) in a manner that adversely impacts ExactTarget’s stockholders in any respect, (vi) impose conditions to the Offer that are in addition to the Offer Conditions, (vii) extend the Offer in any manner other than pursuant to and in accordance with the terms of the Acquisition Agreement, or (viii) waive the Minimum Condition.

The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.” Purchaser believes that approximately 34,823,270 Shares must be validly tendered and not validly withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Share issuances by ExactTarget (including pursuant to option exercises and the settlement of restricted stock units).

Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Shares (or delay payment for any Shares, regardless of whether such Shares were theretofore accepted for payment) in the event that: (i) at the scheduled expiration of the Offer, the Minimum Condition has not been satisfied, (ii) at the scheduled expiration of the Offer, the Regulatory Condition has not been satisfied, (iii) (A) the Specified Representations (as defined below) were not true and correct as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer, (B) the Capitalization Representation (as defined below) was not true and correct other than for de minimus inaccuracies as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer, or, (C) other than the Specified Representations or Capitalization Representation, any other representation or warranty of ExactTarget in the Acquisition Agreement was not true and correct as of the date of the Acquisition Agreement or immediately prior to the scheduled expiration of the Offer such that it causes a Company Material Adverse Effect, (iv) immediately prior to the scheduled expiration of the Offer ExactTarget has not performed in all material respects its obligations under the Acquisition Agreement that need to be performed before the scheduled expiration of the Offer, (v) any Company Material Adverse Effect has occurred and is ongoing as of immediately prior to the scheduled expiration of the Offer, (vi) ExactTarget’s chief executive officer and chief financial officer have failed to deliver to salesforce.com and Purchaser certain certificates relating to the satisfaction of certain conditions to the Offer, (vii) there exist, in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations, (A) any laws prohibiting or making illegal the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), (B) any governmental orders that are in effect at the scheduled expiration of the Offer that make any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal, or prohibit or prevent them from being consummated or (C) any actions by any governmental authority that would reasonably be expected to have the consequences described in clauses (A) – (D) of the immediately following clause (viii), (viii) there exist any pending legal proceedings brought by any governmental authority in the United States or in other jurisdictions where salesforce.com, ExactTarget or their respective subsidiaries have material business or operations (A) that seeks to enjoin the acquisition of Shares by Purchaser or restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Acquisition Agreement or the Support Agreements (including the voting provisions thereunder), (B) that seeks to limit the ability of salesforce.com or Purchaser to accept for payment and pay for the Shares and exercise their rights, including voting rights, with respect to those Shares, (C) that seeks to compel salesforce.com or Purchaser to divest, dispose of or otherwise change any assets or businesses, or restrict the businesses, of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or impose any restriction on the operation of the business of salesforce.com, Purchaser or ExactTarget, or any of their subsidiaries, or (D) which otherwise would be reasonably expected to have a Company Material Adverse Effect (as defined below) or (ix) the Acquisition Agreement has been terminated in accordance with its terms prior to the expiration of the Offer (all such conditions, the “Offer Conditions”).

The “Specified Representations” are ExactTarget’s representation and warranties with respect to its organization and good standing, authority to enter into the Acquisition Agreement and consummate the transactions contemplated thereby, the enforceability of the Acquisition Agreement, the non-existence of any investment bank or brokerage or similar fee payable by ExactTarget other than to J.P. Morgan Securities LLC (“J.P. Morgan”) and the non-existence of any rights plan, “poison-pill” or other comparable agreement designed to delay, defer or discourage any person from acquiring control of ExactTarget.

The “Capitalization Representation” includes ExactTarget’s representations and warranties with respect to its authorized, issued and outstanding securities.

Purchaser’s right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

Except as set forth above, and subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right to waive any condition to the Offer (other than the Minimum Condition), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in the acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten (10) business-day period is generally required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City Time.

ExactTarget has provided Purchaser with ExactTarget’s list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the Letter of Transmittal and other relevant materials will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.  Acceptance for Payment and Payment for Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to Purchaser’s Obligations” of this Offer to Purchase. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a “Book-Entry Confirmation”) of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”), pursuant to the procedures set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares,” (ii) a properly completed and duly executed Letter of Transmittal with all required signature guarantees (unless, in the case of a book-entry transfer, an Agent’s Message (as defined below) is utilized), and (iii) any other documents required by the Letter of Transmittal.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations,” the Depositary, nevertheless, on behalf of Purchaser, may retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase entitled “Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Shares by Purchaser by reason of any delay in making such payment.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to DTC, such Shares will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.

If, prior to the Expiration Date, Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

3.  Procedure for Tendering Shares.

Valid Tenders. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. No alternative, conditional or contingent tenders will be accepted. Delivery of documents to DTC does not constitute delivery to the Depositary.

Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the New York Stock Exchange, by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, or (ii) as noted in the following sentence. If the certificates evidencing Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for unpurchased Shares are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1, 2, 3 and 5 to the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates for Shares are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares nevertheless may be tendered if such tender complies with all of the following guaranteed delivery procedures:

(i) the tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, prior to the Expiration Date; and

(iii) the certificates representing all tendered Shares, in proper form for transfer, or a Book-Entry Confirmation with respect to all tendered Shares, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Depositary within 3 trading days after the date of such Notice of Guaranteed Delivery. If certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

The method of delivery of certificates representing Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and sole risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for the Shares (or a Book-Entry Confirmation), and (ii) a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal (or, as applicable, an Agent’s Message).

Backup Federal Income Tax Withholding. To prevent federal income tax backup withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, each stockholder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such stockholder’s exemption from backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are not U.S. citizens or U.S. resident aliens should complete a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal, or other Form W-8 if applicable to provide the information and certification necessary to avoid backup withholding. See Instruction 4 set forth in the Letter of Transmittal.

Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Acquisition Agreement, as described in Section 1 of this Offer to Purchase entitled “Terms of the Offer”) or any defect or irregularity in the tender of any Shares. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as the attorneys-in-fact and proxies of such stockholder, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after June 12, 2013), including, without limitation, the right to vote such Shares in such manner as such attorney-in-fact and proxy or his substitute, in his sole discretion, shall deem proper. All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to such Shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given (and, if given, will be deemed ineffective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole judgment deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting rights with respect to such Shares.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer as well as the tendering stockholder’s representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Shares for such person’s own account unless, at the time of tender, the person so tendering (x) has a net long position equal to or greater than the amount of (A) Shares tendered or (B) other securities immediately convertible into or exchangeable or exercisable for the Shares tendered and such person will acquire such Shares for tender by conversion, exchange or exercise, and (y) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

4.  Withdrawal Rights.

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after the date that is 60 days from the date of the Offer to Purchase; provided, however, that there will be no withdrawal rights during any Subsequent Offering Period. If all conditions to the Offer have been met or waived, Purchaser must pay for all shares tendered and immediately accept and pay for all Shares validly tendered and not validly withdrawn prior to the Expiration Date and any Shares tendered during any Subsequent Offering Period pursuant to Rule 14d-11 under the Exchange Act. If the purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser’s rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares,” any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn Shares.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering stockholder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled “Procedure for Tendering Shares” of this Offer to Purchase.

5.  Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or are exchanged for cash in the Merger (including pursuant to the exercise of appraisal rights). This discussion does not address any other aspect of U.S. federal taxation or any aspect of state, local or foreign taxation. The discussion applies only to holders that hold their Shares as capital assets, and may not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of Shares who are in special tax situations, such as insurance companies, tax-exempt organizations, or to persons holding Shares as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the U.S. dollar.

For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over its administration and (b) one or more U.S. persons has the authority to control all of the substantial decisions of the trust. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors. The material U.S. federal income tax consequences set forth below are based upon current law. Because individual circumstances may differ, each holder of Shares should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the Offer and the Merger to such stockholder, including the application and effect of U.S. federal, state, local, foreign and other tax laws.

Consequences of the Offer and the Merger to U.S. Holders. The receipt of cash for Shares pursuant to the Offer or the Merger (including pursuant to the exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder’s adjusted income tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or exchanged for cash in the Merger. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In general, capital gains recognized by an individual will be subject to (a) a maximum United States federal income tax rate of twenty percent (20%) if the Shares were held for more than one year, and (b) ordinary income tax rates if held for one year or less. Capital losses may be subject to limits on deductibility. Additionally, certain U.S. holders who are individuals, trusts, or estates with adjusted gross income in excess of certain thresholds are subject to a three and eight-tenths percent (3.8%) tax on all or a portion of their “net investment income,” which includes gains recognized upon a disposition of stock.

Consequences of the Offer and the Merger to Non-U.S. Holders. Payments made to you as a Non-U.S. Holder with respect to the Shares that you exchange in the Offer or the Merger generally will be exempt from U.S. federal income tax, unless:

•

your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), and in that event (i) you will be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of a Substitute Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on that gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

•

you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, and in that event you will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares (net of certain losses recognized during that year).

Payments in connection with the Offer or the Merger may be subject to “backup withholding” at a twenty-eight percent (28%) rate. See Section 3 of this Offer to Purchase entitled “Procedure for Tendering Shares.” Backup withholding generally applies if the stockholder (a) fails to furnish its social security number or other taxpayer identification number (“TIN”), (b) furnishes an incorrect TIN, or (c) fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is its correct number and that the stockholder is not subject to backup withholding. Backup withholding is not an additional tax and may be refunded by the IRS to the extent it results in an overpayment of tax. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Corporations are not subject to backup withholding. Each stockholder should consult with such holder’s own tax advisor as to such holder’s qualification for exemption from backup withholding and the procedure for obtaining such exemption. U.S. holders should complete and submit the Substitute Form W-9 included in the Letter of Transmittal. Non-U.S. holders should complete the Form W-8BEN included in the Letter of Transmittal (or other Form W-8, if applicable) in order to avoid backup withholding.

6.  Price Range of Shares; Dividends on the Shares.

The Shares currently trade on the New York Stock Exchange (“NYSE”) under the symbol “ET.” The following table sets forth the high and low closing sales prices per Share for the periods indicated, as reported in published financial sources.

	High	Low
Year Ended December 31, 2012:
First Quarter (beginning March 22, 2012)	$29.88	$22.50
Second Quarter	27.91	18.53
Third Quarter	24.93	19.87
Fourth Quarter	24.80	17.25
Year Ended December 31, 2013:
First Quarter	$24.50	$20.29
Second Quarter (through June 11, 2013)	33.74	18.52

On June 3, 2013, the last full day of trading before the public announcement by ExactTarget of its execution of an agreement with salesforce.com and Purchaser to acquire ExactTarget at a price of $33.75 per share, the last reported sale price of ExactTarget’s common stock was $22.10 per share. As of June 3, 2013, the Offer Price represented a fifty-six percent (56%) premium over ExactTarget’s most recent six (6) month average closing price. On June 11, 2013, the last full day of trading before the commencement of the Offer, the closing price of ExactTarget’s common stock reported was $33.62 per share. Stockholders are urged to obtain current market quotations for the Shares and to review all information received by them from ExactTarget, including the materials referred to in Section 8 entitled “Certain Information Concerning ExactTarget” of this Offer to Purchase.

ExactTarget has never declared or paid any cash dividends on its common stock. Pursuant to the Acquisition Agreement, ExactTarget has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock other than cash dividends made by any direct or indirect wholly owned subsidiary of ExactTarget to ExactTarget or one of its subsidiaries.

7.  Effect of Offer on Listing, Market for Shares and SEC Registration.

Market for Shares. The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares, if any, held by stockholders other than Purchaser. Salesforce.com and Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the price paid in the Offer. The extent of the public market for Shares and the availability of quotations reported in the over-the-counter market depend upon the number of stockholders holding the Shares, the aggregate market value of the Shares remaining at such time, the interest of maintaining a market in the Shares on the part of any securities firms and other factors.

NYSE Listing. The Shares are listed on the NYSE. Depending upon the number of Shares purchased pursuant to the Offer and the number of ExactTarget stockholders remaining thereafter, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE. According to the NYSE’s published guidelines, the NYSE would consider delisting the Shares if, among other things, (i) the number of total stockholders of ExactTarget should fall below 400, (ii) the number of total stockholders of ExactTarget should fall below 1,200 and the average monthly trading volume for the Shares is less than 100,000 for the most recent 12 months or (iii) the number of publicly held Shares (exclusive of holdings of officers and directors of ExactTarget and their immediate families and other concentrated holdings of 10% or more) should fall below 600,000.

If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected. If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Salesforce.com cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the consideration being offered in the Offer.

If the Shares are not delisted prior to the Merger, then salesforce.com and Purchaser intend to delist the Shares from the NYSE promptly following the consummation of the Merger.

Registration Under Exchange Act. The Shares are currently registered under the Exchange Act. This registration may be terminated upon application by ExactTarget to the SEC if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by ExactTarget to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders’ meetings and the related requirement to furnish an annual report to stockholders and the requirements of Exchange Act Rule 13e-3 with respect to “going private” transactions, no longer applicable to the Shares. ExactTarget would also no longer be required to make public disclosure of financial and other information in annual, quarterly and other reports required to be filed with the SEC under the Exchange Act. In addition, “affiliates” of ExactTarget and persons holding “restricted securities” of ExactTarget may be deprived of the ability to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or eligible for listing on the NYSE. Salesforce.com and Purchaser intend to seek to cause ExactTarget to terminate registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration of the Shares are met. If registration of the Shares is not terminated prior to the Merger, then salesforce.com and Purchaser intend to terminate the registration of the Shares under the Exchange Act upon consummation of the Merger.

Margin Regulations. The Shares are currently “margin securities,” as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute “margin securities.”

8.  Certain Information Concerning ExactTarget.

The summary information set forth below is qualified in its entirety by reference to ExactTarget’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and other public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Neither salesforce.com nor Purchaser has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither salesforce.com nor Purchaser assumes any responsibility for the accuracy or completeness of the information concerning ExactTarget, whether furnished by ExactTarget or contained in such documents and records, or for any failure by ExactTarget to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to salesforce.com or Purchaser.

General. ExactTarget began operations in December 2000 as ExactTarget, LLC, an Indiana limited liability company. In July 2004, ExactTarget, LLC merged into ExactTarget, Inc., a Delaware corporation. ExactTarget’s principal executive offices are located at 20 North Meridian Street, Suite 200, Indianapolis, Indiana 46204, the telephone number of ExactTarget is (317) 423-3928 and its website address is www.ExactTarget.com. ExactTarget’s common stock is listed on the NYSE under the symbol “ET” and the Shares are registered under the Exchange Act. ExactTarget’s business is focused on providing cross-channel, interactive marketing software-as-a-service (“SaaS”) solutions that empower organizations of all sizes to communicate with their customers through the interactive channels they use most – email, mobile, social media and websites. ExactTarget’s solutions provide marketers with a broad and powerful suite of integrated applications to plan, automate, deliver and optimize data-driven interactive marketing campaigns and real-time communications to drive customer engagement, increase sales and improve their return on marketing investment. ExactTarget’s sales organization includes over 400 sales professionals located on four continents and extends its sales distribution through relationships with approximately 500 marketing service providers that resell ExactTarget’s solutions to their customers. ExactTarget’s direct client base consisted of approximately 6,000 organizations as of December 31, 2012, ranging from enterprises to small businesses in numerous industries, including retail and e-commerce, media and entertainment, travel and hospitality, financial services and insurance, internet and technology, and marketing service providers.

Financial Projections. The management of ExactTarget prepared, among other information, certain unaudited, non-public financial projections that were provided to the Board of Directors of ExactTarget in connection with its consideration of the Offer and the Merger. Certain of these financial projections for 2013 through 2015, as set forth below, were also provided to salesforce.com and Purchaser. The unaudited projections reflected two alternative long-term plans: a base case that was prepared and used by management and the Board of Directors of ExactTarget for internal budgeting and expense planning (“Management’s Case A”) and another case that incorporates assumptions that management believes reflect targets and conditions that are reasonably likely to be achieved (“Management’s Case B”). ExactTarget has communicated to salesforce.com and Purchaser that it has a history of planning its expenses based on more conservative revenue assumptions as in Management’s Case A and then outperforming the conservative budget, reaching results similar to the more aggressive revenue assumptions in Management’s Case B. The cases differ primarily as a result of different assumptions in the following three areas:

•

Overall sales force productivity levels of ExactTarget – Management’s Case A assumed flat or constant sales force productivity, while Management’s Case B assumed 5% productivity gains per year as a result of the Company’s increased investment in sales enablement and training and additional resources devoted to pre-sales support.

•

Growth in newer product categories of ExactTarget – ExactTarget has communicated to salesforce.com and Purchaser that it has expanded beyond its core email offerings in recent years to provide solutions in mobile, social, web, marketing automation, data and platform. Management’s Case A assumed more conservative growth in these newer categories, while Management’s Case B assumed higher growth in each, and particularly in mobile, web and marketing automation where ExactTarget is exceeding its original expectations in 2013.

•

International growth of ExactTarget – ExactTarget has communicated to salesforce.com and Purchaser that it has expanded aggressively outside the United States in recent years by acquiring resellers in the United Kingdom, Australia and Brazil and opening new offices in Canada, Germany, France, Sweden and Singapore. Management’s Case A assumed a more conservative growth rate in these international markets, while Management’s Case B assumed a higher growth rate across all non-U.S. markets; both cases assumed a moderation in the strong international growth rates that have been achieved in recent periods.

The following is a consolidated summary of the unaudited financial projections provided to us in connection with our consideration of the transaction.

Management’s Case A

	2013 Projected	2014 Projected	2015 Projected
	($ in thousands)
Revenue	$384,433	$470,843	$571,946
Gross Profit	$252,610	$310,783	$382,520
Adjusted EBITDA(1)	$8,559	$22,836	$51,144
Adjusted Operating (Loss)/Income(2)	$(18,023)	$(8,535)	$16,147
Adjusted Net (Loss)/Income(3)	$(17,599)	$(8,120)	$16,550
Free Cash Flow(4)	$(15,845)	$(6,620)	$16,557

Management’s Case B

	2013 Projected	2014 Projected	2015 Projected
	($ in thousands)
Revenue	$388,074	$498,806	$638,840
Gross Profit	$255,673	$328,243	$425,343
Adjusted EBITDA(1)	$8,024	$24,834	$70,990
Adjusted Operating (Loss)/Income(2)	$(18,810)	$(6,937)	$34,687
Adjusted Net (Loss)/Income(3)	$(18,381)	$(6,496)	$35,138
Free Cash Flow(4)	$(15,599)	$(4,874)	$33,386

(1)	Adjusted EBITDA is calculated as Net (Loss)/Income before (i) other (expense)/income, which includes interest income, interest expense and other income and expense, (ii) income tax (expense)/benefit, (iii) depreciation and amortization of property and equipment, (iv) amortization of intangible assets, (v) stock based compensation and (vi) the impact of adjusting deferred revenue to fair value under purchase accounting.
(2)	Adjusted Operating (Loss)/Income is calculated as Operating (Loss)/Income, before amortization of intangible assets, stock based compensation and the impact of adjusting deferred revenue to fair value under purchase accounting.
(3)	Adjusted Net (Loss)/Income is calculated as Net (Loss)/Income before (i) amortization of intangible assets, (ii) stock based compensation, and (iii) the impact of adjusting deferred revenue to fair value under purchase accounting.
(4)	Free Cash Flow is calculated as net cash (used in) provided by operating activities less capital expenditures.

ExactTarget does not, as a matter of course, make public any projections as to future performance or earnings, other than limited guidance for periods no longer than one year. The summary of these projections is included solely to give stockholders access to a summary of the same prospective financial information that was made available to us and is not included in this Schedule TO in order to influence any stockholder to make any investment decision with respect to the Offer or the Merger, including whether to tender Shares in the Offer or whether or not to seek appraisal rights with respect to the Shares.

The projections were prepared solely for ExactTarget’s internal use and were not prepared for use in the documents relating to the Offer or with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. generally accepted accounting principles. ExactTarget’s independent registered public accounting firm has not examined, compiled or otherwise applied procedures to the above projections and accordingly assumes no responsibility for them.

The projections are forward-looking statements that reflect numerous assumptions made by the management of ExactTarget and general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond ExactTarget’s control. As such, the projections reflect subjective judgment in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. All projections are inherently uncertain, and ExactTarget, salesforce.com and Purchaser expect that there will be differences between actual and projected results. Such differences may result from the realization of any of numerous risks and uncertainties, including but not limited to the important factors listed under “Item 1A. Risk Factors” in ExactTarget’s Annual Report on Form 10-K for the year ended December 31, 2012. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

Further, the projections cover multiple years and such information by its nature becomes less reliable with each successive year. The inclusion of the above projections should not be regarded as an indication that any person, including ExactTarget, salesforce.com and Purchaser, or any of their representatives, considered or considers the projections to be a prediction of actual future events, and the projections should not be relied upon as such. The projections are the projections that the management of ExactTarget believes reflect the best currently available estimates and judgments by the management of ExactTarget as to the expected future result of operations and financial condition of ExactTarget. No one, including ExactTarget, J.P. Morgan, salesforce.com and Purchaser, or any of their respective affiliates or representatives, makes any representation to any stockholder regarding the validity, reasonableness, accuracy or completeness of the projections included above.

No one, including ExactTarget, J.P. Morgan, salesforce.com and Purchaser, or any of their respective affiliates or representatives, intends to, and each of them expressly disclaims any obligation to, update, revise or correct the projections to reflect circumstances existing or arising after the date such projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

The projections were prepared in May 2013, based solely on information available at that time. The projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Acquisition Agreement. Similarly, the projections do not take into account the effect of any failure of the Offer or the Merger to occur and thus should not be viewed as accurate or continuing in that context.

If stockholders of ExactTarget give any consideration to the above internal financial projections, they should carefully consider the assumptions, risks and uncertainties inherent in such projections before making any decision as to whether to tender their Shares in the Offer. The summary of these internal financial projections is not being included in this Offer to Purchase to influence a stockholder’s decision whether to tender his or her Shares in the Offer, but because these internal financial forecasts were made available by ExactTarget to salesforce.com and Purchaser.

Available Information. ExactTarget is subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning ExactTarget’s directors and officers, their remuneration, stock options granted to them, the principal holders of ExactTarget’s securities, any material interests of such persons in transactions with ExactTarget and other matters is required to be disclosed in proxy statements, the last one having been filed with the SEC on April 30, 2013 and distributed to ExactTarget’s stockholders. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.  Certain Information Concerning Purchaser and salesforce.com.

Purchaser is a Delaware corporation incorporated on May 31, 2013, with principal executive offices at The Landmark @ One Market, Suite 300, San Francisco, California 94105. The telephone number of its principal executive offices is (415) 901-7000. To date, Purchaser has engaged in no activities other than those incident to its formation and the commencement of the Offer and the execution and delivery of the Acquisition Agreement and the transactions contemplated by the Acquisition Agreement. Purchaser is a wholly owned subsidiary of salesforce.com.

Salesforce.com is a Delaware corporation incorporated in February 1999. Salesforce.com’s principal executive offices are located at The Landmark @ One Market, Suite 300, San Francisco, California 94105. The telephone number of salesforce.com’s principal executive offices is (415) 901-7000. Salesforce.com is a provider of enterprise cloud computing solutions and sells to businesses of all sizes and in almost every industry worldwide on a subscription basis, primarily through its direct sales efforts and also indirectly through partners. Through salesforce.com’s platform and other developer tools, salesforce.com also encourages third parties to develop additional functionality and new apps that run on its platform, which are sold separately from, or in conjunction with, its service.

The name, business address, current principal occupation or employment, five-year material employment history and citizenship of each director and executive officer of Purchaser and salesforce.com and certain other information are set forth on Annex I hereto.

Except as set forth in Section 13 entitled “The Transaction Documents; Support Agreements” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of salesforce.com and Purchaser and, to the knowledge of salesforce.com and Purchaser, the persons listed in Annex I hereto or any associate or majority owned subsidiary of salesforce.com, Purchaser or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of ExactTarget; (ii) none of salesforce.com, Purchaser and, to the knowledge of salesforce.com and Purchaser, the persons or entities referred to in clause (i) above has effected any transaction in the Shares or any other equity securities of ExactTarget during the past 60 days; (iii) none of salesforce.com, Purchaser and, to the knowledge of salesforce.com and Purchaser, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of ExactTarget (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between salesforce.com, Purchaser, their subsidiaries or, to knowledge of salesforce.com and Purchaser, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and ExactTarget or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between salesforce.com, Purchaser, their subsidiaries or, to salesforce.com’s and Purchaser’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and ExactTarget or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

Additional Information. Salesforce.com is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Salesforce.com is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and certain of its officers, their remuneration, equity compensation granted to them, the principal holders of its securities and any material interests of such persons in transactions with salesforce.com. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to ExactTarget in Section 8 of this Offer to Purchase entitled “Certain Information Concerning ExactTarget.”

10.  Source and Amount of Funds.

The Offer is not subject to any financing conditions or arrangements. Salesforce.com and Purchaser estimate that Purchaser will need approximately $2.6 billion to purchase all of the Shares pursuant to the Offer and the Merger and to pay all related fees and expenses. Purchaser will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Shares that are tendered in the Offer because salesforce.com will contribute or otherwise advance funds to Purchaser to enable Purchaser to pay for the Shares that are tendered in the Offer. Salesforce.com finished its first fiscal quarter of 2013 with approximately $3.1 billion in cash and marketable securities and expects to obtain the necessary funds from its existing cash balances and marketable securities and from cash proceeds of a senior secured credit facility from Bank of America, N.A. (“BofA”) and any other lenders to whom BofA may syndicate its commitment under its commitment letter. The senior secured credit facility would provide for a $300.0 million term loan with a three year maturity. No plans have been made to finance or repay such borrowings after the consummations of the transactions contemplated by the Acquisition Agreement.

The senior secured credit facility would be guaranteed by salesforce.com’s material domestic subsidiaries and secured by a pledge of the stock of certain of salesforce.com’s subsidiaries. The agreement for the senior secured credit facility will contain affirmative covenants, negative covenants and events of default, as well as financial covenants, in each case to be negotiated by salesforce.com and BofA. The effectiveness of the senior secured credit facility is subject to various conditions, including consummation of the Offer.

The commitments and undertakings of BofA under the commitment letter will expire on the earlier to occur of: (i) the date of consummation of the Merger; (ii) the date that salesforce.com is no longer actively pursuing the consummation of the Merger and has either so notified BofA or made a public statement to that effect; (iii) the date of termination or expiration of the Acquisition Agreement; and (iv) December 31, 2013 unless definitive documentation for the senior credit facility is executed and delivered prior to that date.

The senior secured credit facility described in this document may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the senior secured credit facility is not available at the expiration of the Offer. Salesforce.com has sufficient funds from its existing cash balances and marketable securities, without the cash proceeds from the $300.0 million senior secured credit facility from BofA, to fund the purchase of the Shares pursuant to the terms of the Offer.

11.  Background of Offer; Past Contacts or Negotiations with ExactTarget.

Over the past several years, salesforce.com’s board of directors has from time to time engaged with its management team to review and discuss potential strategic alternatives, and has considered ways to enhance its performance and prospects in light of competitive and other relevant developments. These reviews and discussions have focused on, among other things, the business environment facing our industry generally, and have also included periodic discussions with respect to potential transactions that would further our strategic objectives and enhance shareholder value, and the potential benefits and risks of those transactions.

In that regard, from late 2012 to April 2013, members of our management team had discussions with senior members of management of ExactTarget. Salesforce.com has had a commercial relationship with ExactTarget for the past several years, and in late 2012 our relationship evolved into discussions of a potential strategic transaction. We held in-person meetings with ExactTarget’s senior management team in November 2012, January 2013, February 2013, March 2013, and April 2013. At these meetings, we discussed ExactTarget’s business generally and had conversations with respect to potential commercial and strategic alliances with ExactTarget. In order to facilitate the exchange of confidential information in connection with these discussions, we entered into a confidentiality agreement with ExactTarget in November 2012.

On April 22, 2013, Scott Dorsey, Chief Executive Officer and Chairman of ExactTarget, and other members of ExactTarget’s senior management met with Marc Benioff, Chief Executive Officer and Chairman of salesforce.com, and other members of our senior management to continue our discussions regarding a potential strategic alliance.

On April 23, 2013, Mr. Benioff spoke with Mr. Dorsey regarding the software industry generally and potential areas of strategic cooperation between ExactTarget and salesforce.com that could benefit our respective businesses. During the course of this discussion, Mr. Benioff expressed his interest in a potential acquisition of ExactTarget, and discussed some of the reasons for his interest in a potential transaction, including the strategic fit between the companies, their complementary product offerings and the strong culture and performance of ExactTarget.

On April 26, 2013, Mr. Benioff contacted Mr. Dorsey and informed him that salesforce.com intended to send ExactTarget a written indication of interest with respect to a possible business combination later that day. Mr. Dorsey subsequently reported this conversation to Timothy Maudlin, Lead Independent Director of the Board of Directors of ExactTarget, and they agreed that a meeting of the Board of Directors of ExactTarget should be held to discuss salesforce.com’s possible interest in acquiring ExactTarget.

Later that day, salesforce.com delivered a non-binding written indication of interest to the Board of Directors of ExactTarget setting forth for its consideration a proposal in which each outstanding Share would be exchanged for $26.00 per Share, in cash, subject to confirmatory due diligence and the negotiation of definitive documentation, but not subject to any financing condition or contingency.

On April 29, 2013, the Board of Directors of ExactTarget convened a meeting, attended by representatives of the Company’s outside counsel, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), to consider salesforce.com’s April 26 proposal in our written indication of interest. During the meeting a representative of Gibson Dunn reviewed with the directors their fiduciary duties in the context of evaluating salesforce.com’s April 26 proposal under Delaware law and ExactTarget’s strategic alternatives.

After a discussion in which the representatives of Gibson Dunn participated, the Board of Directors of ExactTarget concluded that the merits of the proposed business combination, including its potential to deliver significant value to ExactTarget stockholders, deserved further consideration. The Board of Directors of ExactTarget considered that further review of the proposed transaction, including potentially engaging in discussions and negotiations with salesforce.com, would require the Board of Directors of ExactTarget to act quickly and convene meetings on short notice. Therefore, the Board of Directors of ExactTarget resolved to form a Special Committee, consisting of independent directors, to assist the Board of Directors of ExactTarget in considering the strategic alternatives available to ExactTarget. The Special Committee was not formed because any director had a conflict of interest with respect to a proposed sale of ExactTarget, rather, the Board of Directors of ExactTarget believed it would be easier for a smaller group to convene quickly for meetings on an as-needed basis.

On May 1, 2013, the Special Committee convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn, to further consider salesforce.com’s April 26 proposal set forth in our indication of interest. During this meeting, a representative of Gibson Dunn reviewed with the members of the Special Committee their fiduciary duties in the context of evaluating ExactTarget’s strategic alternatives. The Special Committee then had a discussion with representatives of J.P. Morgan and Gibson Dunn regarding ExactTarget’s potential strategic alternatives, including engaging in a potential business combination with salesforce.com, and the process that might be taken to evaluate strategic alternatives.

Following a discussion in which the representatives of J.P. Morgan and Gibson Dunn took part, the Special Committee selected salesforce.com and three other parties as potential business combination partners based upon, among other factors, their likely interest in engaging in a business combination with ExactTarget, including their ability to realize meaningful synergies from the combination, competitive concerns with regard to engaging in discussions and exchanging confidential information with such parties and such parties’ ability to timely negotiate, finance and complete a business combination.

At the direction of the Special Committee, on May 3, 2013 Mr. Dorsey reported to Mr. Benioff that the Board of Directors of ExactTarget would respond to salesforce.com’s indication of interest after ExactTarget’s earnings release process was complete.

On May 7, 2013, Mr. Maudlin updated the Board of Directors of ExactTarget on the Special Committee’s last meeting, including its determination to continue discussions with salesforce.com, and its engagement of financial and legal advisors. That evening, the Special Committee convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn, to further consider salesforce.com’s April 26 proposal set forth in our indication of interest. At the meeting, representatives of J.P. Morgan discussed with the Special Committee the financial terms of the proposed transaction as well as preliminary thoughts regarding the standalone valuation of ExactTarget. Following a discussion in which the representatives of J.P. Morgan and Gibson Dunn participated, the Special Committee concluded that the purchase price proposed by salesforce.com in its April 26 indication of interest did not fully reflect the value of ExactTarget, and directed Mr. Dorsey and the representatives of J.P. Morgan to convey this conclusion to salesforce.com and salesforce.com’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, and to explore whether salesforce.com would be willing to increase its proposed purchase price.

On May 11, 2013, Mr. Dorsey informed Mr. Benioff of the Special Committee’s conclusion that salesforce.com’s proposed purchase price did not fully reflect the value of ExactTarget and suggested that representatives of the two companies engage in further discussions regarding the potential benefits of a proposed business combination to determine whether salesforce.com would be able to increase its proposed purchase price. Mr. Dorsey also suggested to Mr. Benioff that J.P. Morgan and BofA Merrill Lynch engage in parallel discussions on the issue of the proposed purchase price.

On May 13, 2013, the Special Committee convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn, to further discuss a potential business combination. At the meeting, Mr. Dorsey updated the Special Committee on his discussions with Mr. Benioff. Following the Special Committee meeting, Mr. Dorsey and the representatives of J.P. Morgan provided salesforce.com a proposed amended and restated confidentiality agreement that included a customary standstill provision (but not a “don’t ask/don’t waive” provision).

Following negotiation of the terms of an amended and restated confidentiality agreement, ExactTarget executed such amended and restated confidentiality agreement with salesforce.com on May 15, 2013.

On May 16, 2013, members of ExactTarget’s senior management and representatives of J.P. Morgan met with members of salesforce.com’s senior management to discuss ExactTarget’s business and a potential business combination.

On May 18, 2013, the Special Committee convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn. At the meeting, Mr. Dorsey and the representatives of J.P. Morgan updated the Special Committee on the meetings with salesforce.com. A representative of Gibson Dunn then updated the Special Committee on the execution of the amended and restated confidentiality agreement with salesforce.com.

On May 23, 2013, the Board of Directors of ExactTarget convened a meeting, attended by representatives of JPMorgan and Gibson Dunn. The purpose of the meeting was to update the members of the Board of Directors of ExactTarget about the status of discussions between Mr. Dorsey and ExactTarget’s representatives and senior management and the representatives of salesforce.com.

The Board of Directors of ExactTarget directed Mr. Dorsey to contact Mr. Benioff, and the representatives of JPMorgan to contact BofA Merrill Lynch, to indicate that the Special Committee would further consider our indication of interest at a meeting the following day.

On May 24, 2013, Mr. Dorsey contacted Mr. Benioff and the representatives of J.P. Morgan contacted BofA Merrill Lynch. Based on this conversation and prior discussions between J.P. Morgan and BofA Merrill Lynch that the process related to a potential business combination transaction involving ExactTarget was competitive, Mr. Benioff indicated to Mr. Dorsey that salesforce.com would deliver a written indication of interest setting forth an increased proposed purchase price.

Later that day, salesforce.com delivered to ExactTarget a written indication of interest with a proposed purchase price of $30.00 per share, in cash, subject to confirmatory due diligence and the negotiation of definitive documentation, but not subject to any financing condition or contingency. Salesforce.com also delivered a form of Acquisition Agreement, which form of agreement required that directors and certain officers and stockholders affiliated with directors of ExactTarget enter into Support Agreements (as defined below) agreeing to tender their Shares into and otherwise support any transaction entered into by the parties.

For additional information about the Support Agreements, see Section 13 of this Offer to Purchase entitled “The Transaction Documents; Support Agreements.”

On May 24, 2013, the Special Committee convened a meeting, attended by representatives of JPMorgan and Gibson Dunn, to further consider salesforce.com’s May 24 proposal. At the meeting, representatives of JPMorgan discussed the financial terms of the proposal submitted by salesforce.com. In addition, a representative of Gibson Dunn discussed the key terms and conditions of salesforce.com’s proposed form of Acquisition Agreement, including the scope of its representations and warranties, closing conditions and terms relating to the circumstances under which the Acquisition Agreement could be terminated, as well as its requirement that directors and certain officers and stockholders affiliated with directors deliver Support Agreements.

Following discussions in which the representatives of J.P. Morgan and Gibson Dunn participated, the Special Committee directed the representatives of J.P. Morgan to contact BofA Merrill Lynch, to determine whether salesforce.com would be willing to further increase its proposed purchase price. The Special Committee also directed the representatives of Gibson Dunn to contact salesforce.com’s legal advisors, Wilson Sonsini Goodrich and Rosati, P.C. (“Wilson Sonsini”), to discuss the key terms and conditions of a proposed transaction, including the form of Acquisition Agreement we provided on May 24. Directly following the meeting, representatives from J.P. Morgan contacted BofA Merrill Lynch. In addition, representatives from Gibson Dunn contacted Wilson Sonsini.

On the morning of May 25, 2013, Mr. Benioff and Mr. Dorsey had several communications, and J.P. Morgan had discussions with BofA Merrill Lynch. Salesforce.com and BofA Merrill Lynch received feedback in these communications and discussions that interest in a potential business combination transaction with ExactTarget remained high and that more than one party, including salesforce.com, had expressed interest in such potential business combination transaction. Later that day, in response to feedback that Mr. Benioff and BofA Merrill Lynch had received regarding the competitive environment surrounding a potential business combination transaction with ExactTarget, Mr. Benioff contacted Mr. Dorsey to inform him that salesforce.com was willing to increase its proposed purchase price to $33.75 per share.

For additional information about the Exclusivity Agreement see Section 13 of this Offer to Purchase entitled “The Transaction Documents; Exclusivity Agreement.”

Later in the day, the Special Committee convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn, to further consider salesforce.com’s revised proposal set forth in our indication of interest. At the meeting, representatives of J.P. Morgan discussed the financial terms of salesforce.com’s revised proposal and Gibson Dunn discussed the key terms and conditions proposed by Wilson Sonsini, including a general overview of the scope of the representations and warranties, closing conditions and terms relating to the circumstances under which the Acquisition Agreement could be terminated, the Support Agreements and the terms and conditions of the proposed Exclusivity Agreement.

The Special Committee further considered the risk that any delay created by pursuing other proposals at that point might result in salesforce.com withdrawing its proposal. Following discussions in which the representatives of J.P. Morgan and Gibson Dunn participated, the Special Committee concluded that it was desirable and in the best interests of the ExactTarget stockholders to enter into the Exclusivity Agreement proposed by, and to seek to negotiate a definitive Acquisition Agreement with, salesforce.com. The Special Committee then resolved to recommend to the Board of Directors of ExactTarget that ExactTarget enter into the proposed Exclusivity Agreement with salesforce.com and proceed to respond to salesforce.com’s due diligence requests and negotiate a definitive Acquisition Agreement.

Immediately following the Special Committee meeting, the Board of Directors of ExactTarget convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn, to consider salesforce.com’s revised proposal. At the meeting Mr. Maudlin reported on the Special Committee’s recommendation that ExactTarget enter into the proposed Exclusivity Agreement with salesforce.com and proceed to respond to salesforce.com’s due diligence requests and negotiate a definitive acquisition agreement. Following discussions in which the representatives of J.P. Morgan and Gibson Dunn participated, the Board of Directors of ExactTarget approved ExactTarget entering into the proposed Exclusivity Agreement with salesforce.com and directed the representatives of J.P. Morgan and Gibson Dunn to proceed with engaging in salesforce.com’s due diligence review and negotiating a definitive acquisition agreement on an expedited basis. Following the meeting of the Board of Directors of ExactTarget, representatives from J.P. Morgan and Gibson Dunn contacted salesforce.com’s financial and legal advisors, respectively, to discuss how to proceed with salesforce.com’s due diligence review and negotiating a definitive acquisition agreement on an expedited basis. Mr. Dorsey also contacted salesforce.com’s senior management to confirm the decision of the Board of Directors of ExactTarget. Later that day, ExactTarget and salesforce.com entered into the Exclusivity Agreement.

On May 26, 2013, ExactTarget made available to salesforce.com an online data room containing financial, operating, regulatory, intellectual property, employment, legal and other information concerning ExactTarget and its business.

In addition, between May 26, 2013 and June 3, 2013, senior management of ExactTarget and salesforce.com met several times, together with their respective financial advisors, to continue and facilitate the completion of salesforce.com’s due diligence process. Also during this time representatives of Gibson Dunn and Wilson Sonsini held in person negotiations at the offices of Wilson Sonsini in Palo Alto, California and further negotiated by telephone the terms and conditions of the Acquisition Agreement, including the terms of the tender offer conditions, rights to terminate the agreement, the circumstances under which ExactTarget would be required to pay a termination fee and the amount of such fee, as well as the terms and conditions of the Support Agreements. The representatives from Gibson Dunn consulted with a representative of the Special Committee regarding their ongoing negotiations with respect to the Acquisition Agreement and the Support Agreements. On each of May 28 and 29, 2013, and June 3, 2013, ExactTarget’s and salesforce.com’s senior management met in Denver, Colorado and San Francisco, California for in-person diligence sessions.

On May 30, 2013, the Special Committee convened a meeting, attended by representatives of J.P. Morgan and Gibson Dunn. At the meeting, Mr. Maudlin, Mr. Dorsey and the representatives of J.P. Morgan and Gibson Dunn updated the Special Committee on the ongoing due diligence process and negotiations with salesforce.com and its representatives.

On June 1, 2013, the Special Committee and the Board of Directors of ExactTarget convened a joint meeting, attended by representatives of J.P. Morgan and Gibson Dunn. At the meeting, Mr. Maudlin, Mr. Dorsey and the representatives of J.P. Morgan and Gibson Dunn provided additional updates to the Board of Directors of ExactTarget on the ongoing due diligence process and negotiations with salesforce.com and its representatives. In addition, representatives of Gibson Dunn updated the directors on their negotiations with Wilson Sonsini, and advised the directors about the outstanding open issues in the proposed form of Acquisition Agreement, including the closing conditions and terms relating to the circumstances under which the Acquisition Agreement could be terminated, as well as the terms and conditions of the proposed Support Agreements, including under what circumstances the Support Agreements would terminate.

On June 3, 2013, representatives of Gibson Dunn and Wilson Sonsini continued to negotiate the proposed form of the Acquisition Agreement, including the scope of ExactTarget’s representations and warranties, closing conditions and circumstances under which the Acquisition Agreement could be terminated, as well as the terms and conditions of the Support Agreements.

On June 3, 2013, the Board of Directors of ExactTarget and the Special Committee convened a joint meeting attended by representatives of J.P. Morgan and Gibson Dunn. At the meeting, representatives of J.P. Morgan reviewed with the Special Committee and the Board of Directors of ExactTarget J.P. Morgan’s financial analysis of the proposed purchase price and delivered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated June 3, 2013, addressed to both the Special Committee and the Board of Directors of ExactTarget, to the effect that, as of that date and based upon and subject to the various assumptions made, procedures followed and qualifications and limitations set forth therein, the $33.75 in cash per Share to be paid to holders of Shares in the proposed Offer and the Merger, taken together and not separately, was fair, from a financial point of view, to such holders. Representatives of Gibson Dunn then provided an update on the remaining open issues in the Acquisition Agreement and the Support Agreements.

The Special Committee then unanimously determined that the Acquisition Agreement in the form presented by Gibson Dunn and the consummation of the transactions contemplated thereby, including the Offer and the Merger, were fair to, and in the best interests of, ExactTarget and the ExactTarget stockholders. The Special Committee resolved to recommend to the Board of Directors of ExactTarget that it approve, adopt and authorize, and declare advisable, the Acquisition Agreement and the transactions contemplated therein, including the Offer and the Merger, including, with respect to the Merger, for purposes of Section 203 of the DGCL, and that the Board of Directors of ExactTarget recommend that ExactTarget stockholders accept the Offer, tender their Shares pursuant to the Offer, and to the extent applicable, adopt the Acquisition Agreement in accordance with Delaware law.

The Special Committee then gave its recommendation to the full Board of Directors of ExactTarget. After a full discussion in which the representatives of J.P. Morgan and Gibson Dunn participated, the Board of Directors of ExactTarget determined, in consideration of, among other factors, the recommendation of the Special Committee, the opinion of J.P. Morgan, the transaction terms described by Gibson Dunn, and the risks associated with continuing as a standalone entity, that the Acquisition Agreement and the consummation of the transactions contemplated therein, including the Offer and the Merger, were fair to, and in the best interests of, ExactTarget and ExactTarget’s stockholders. The Board of Directors of ExactTarget then unanimously (i) determined that the Acquisition Agreement is advisable, (ii) determined that the Acquisition Agreement and the transactions contemplated therein, including the Offer and the Merger, taken together, are at a price and on terms that are fair to, and in the best interests of ExactTarget and the ExactTarget stockholders, (iii) approved the Acquisition Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the Support Agreements, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL, and (iv) recommended that the ExactTarget stockholders accept the Offer, tender their Shares pursuant to the Offer, and to the extent applicable, adopt the Acquisition Agreement in accordance with Delaware law.

Immediately following the joint meeting, the Compensation Committee of the Board of Directors of ExactTarget met to discuss certain compensation arrangements in the Acquisition Agreement and approved such compensation arrangements. The Compensation Committee had been informed by ExactTarget’s management that up to that point there had been no negotiations with salesforce.com of future employment terms for any member of ExactTarget’s senior management.

In the evening of June 3, 2013, ExactTarget and salesforce.com executed the definitive Acquisition Agreement and the directors and certain officers and stockholders affiliated with directors of ExactTarget entered into the Support Agreements.

On June 4, 2013, before the opening of trading on the NYSE, ExactTarget and salesforce.com issued a joint press release announcing the execution of the Acquisition Agreement and the Offer and the Merger contemplated by the Acquisition Agreement.

12.  Purpose of the Offer; The Merger; Plans for ExactTarget.

Purpose. The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, ExactTarget. The purpose of the Merger is for Purchaser to acquire all Shares not purchased pursuant to the Offer. If the Offer is successful, Purchaser and salesforce.com intend to consummate the Merger as promptly as practicable. Upon consummation of the Merger, ExactTarget will become a wholly owned subsidiary of salesforce.com. The Offer is being made pursuant to the Acquisition Agreement.

Approval. Under the Delaware General Corporation Law (the “DGCL”), the approval of the Board of Directors of ExactTarget and the affirmative vote of the holders of a majority of the outstanding Shares may be required to approve and adopt the Acquisition Agreement and the transactions contemplated thereby including the Merger. The Board of Directors of ExactTarget has unanimously approved the Acquisition Agreement and the transactions contemplated thereby and, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below, the only remaining required corporate action of ExactTarget is the adoption of the Acquisition Agreement by the affirmative vote of the holders of a majority of the Shares. If stockholder approval for the Merger is required, salesforce.com intends to cause ExactTarget’s Board of Directors to set the record date for the stockholder approval for a date as promptly as reasonably practicable following the consummation of the Offer. Accordingly, if the Minimum Condition is satisfied, we believe Purchaser will have sufficient voting power to cause the approval and adoption of the Acquisition Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholders.

Stockholder Meetings. In the Acquisition Agreement, ExactTarget has agreed, if a stockholder vote is required, to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders following consummation of the Offer for the purpose of considering and voting on the Merger. ExactTarget, acting through its Board of Directors, has further agreed that, if a stockholders’ meeting is convened, ExactTarget’s Board of Directors will recommend that stockholders of ExactTarget vote to approve the Merger. At any such meeting, all of the Shares then owned by salesforce.com and Purchaser and by any of salesforce.com’s other subsidiaries, and all Shares for which ExactTarget has received proxies to vote, will be voted in favor of the Merger.

Board Representation. See Section 13 of this Offer to Purchase entitled “The Transaction Documents.” Salesforce.com currently intends to designate at least a majority of the directors of ExactTarget following the consummation of the Offer. It is currently anticipated that salesforce.com will designate Graham Smith, Burke Norton, Sam Fleischmann and Audrey Wong to serve as directors of ExactTarget following the consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over ExactTarget’s conduct of its business and operations, however, after the consummation of the Merger salesforce.com intends to keep ExactTarget as an independent subsidiary under its own management.

Short-form Merger. Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least ninety percent (90%) of the outstanding Shares (the “Short Form Threshold”), Purchaser will be able to approve the Merger without a vote of ExactTarget’s stockholders. In such event, salesforce.com and Purchaser anticipate that they will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of ExactTarget’s stockholders. However, if Purchaser does not acquire at least ninety percent (90%) of the outstanding Shares pursuant to the Offer or otherwise and a vote of ExactTarget’s stockholders is required under the DGCL, a significantly longer period of time would be required to effect the Merger. Provided that Purchaser has acquired and paid for the Shares tendered pursuant to the Offer and following the expiration of any subsequent offering period provided pursuant to the Acquisition Agreement, ExactTarget has agreed to establish a record date for, call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following consummation of the Offer to consider and vote on the Merger, if a stockholders’ vote is required.

Rule 13e-3. The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions and under certain circumstances may be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the Expiration Date at the same per Share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning ExactTarget and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

Plans for ExactTarget. Salesforce.com expects to keep ExactTarget as an independent division under its own management after the consummation of the Merger. Salesforce.com expects to leverage salesforce.com’s existing distribution capacity to sell ExactTarget products aligned with its Marketing Cloud, and apply salesforce.com’s subscription business management expertise. Salesforce.com and ExactTarget have commenced an integration review process in order to consider the manner and timing of the integration of the business and operations of the two companies following the completion of the Merger. This integration review process will continue throughout the pendency of the Offer and the Merger, but will not be implemented until the completion of the Merger. Accordingly, salesforce.com may change its plans and intentions at any time, as it deems appropriate. Salesforce.com expects product integration, together with the systems work necessary for sales integration and back-office integration, will require substantial time and investment.

Extraordinary Corporate Transactions. Except as described above or elsewhere in this Offer to Purchase, salesforce.com and Purchaser have no present plans or proposals that would relate to or result in an extraordinary corporate transaction involving ExactTarget or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), any change in ExactTarget’s management, any material change in ExactTarget’s capitalization or dividend policy or any other material change in ExactTarget’s corporate structure or business. Upon the consummation of the Offer and the Merger, salesforce.com anticipates that it will maintain ExactTarget as a standalone business unit.

13.  The Transaction Documents.

Acquisition Agreement. The following is a summary of the material provisions of the Acquisition Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by salesforce.com on June 4, 2013. This summary is qualified in its entirety by reference to the Acquisition Agreement, which is incorporated by reference herein.

Commencement. The Acquisition Agreement provides for the commencement of the Offer not later than ten (10) business days after the execution of the Acquisition Agreement, provided that the Acquisition Agreement has not been terminated in accordance with its terms and certain obligations of ExactTarget have been complied with in all material respects.

Conditions to Obligations of Purchaser. See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.”

Schedule 14D-9. The Acquisition Agreement provides that, concurrently with the filing by salesforce.com and Purchaser of the Schedule TO, ExactTarget will (i) file with the SEC the Schedule 14D-9 and (ii) cause the Schedule 14D-9 to be mailed to ExactTarget stockholders together with the Offer Document. ExactTarget will ensure that the Schedule 14D-9, when filed with the SEC, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

Top-Up Option Following Offer. ExactTarget granted to Purchaser an irrevocable option (the “Top-Up Option”), exercisable only upon the terms and subject to the conditions set forth in the Acquisition Agreement, to purchase either entirely in cash or, at Purchaser’s election, by paying in cash an amount equal to the aggregate par value of the Top-Up Option Shares (defined below) and executing and delivering to the Company a promissory note bearing simple interest at the prime rate of Bank of America, N.A. in effect on the date such promissory note is executed and delivered, at a price per share equal to the Offer Price, that number of shares of common stock (the “Top-Up Option Shares”) that, when added to all other Shares then held by salesforce.com and its subsidiaries, including Purchaser (including Shares acquired in the Offer), would constitute one (1) more Share than the ninety percent (90%) of the Shares then outstanding. The Top-Up Option is available if salesforce.com and its subsidiaries, including Purchaser, would hold more than ninety percent (90%) of the then outstanding Shares (after giving effect to the issuance of Shares pursuant to this exercise of the Top-Up Option) and the Minimum Condition is met. In no event, however, may Purchaser exercise this option to acquire more Shares than ExactTarget’s then authorized and unissued Shares.

Purchaser may exercise the Top-Up Option, in whole but not in part, at any one time after the initial acceptance for payment (the “Acceptance Time”) for all Shares that are validly tendered pursuant to the Offer and not validly withdrawn prior to the expiration of the Offer and prior to the earlier to occur of (i) the effective time of the Merger (the “Effective Time”) and (ii) the termination of the Acquisition Agreement pursuant to its terms.

Merger. The Acquisition Agreement provides that no later than the third (3rd) business day (unless salesforce.com, Purchaser and ExactTarget agree on another time) after the purchase of the Shares pursuant to the Offer, the approval and adoption of the Acquisition Agreement by the stockholders of ExactTarget, to the extent required by the DGCL, and the satisfaction or waiver, if possible, of certain other conditions contained in the Acquisition Agreement, Purchaser will be merged with and into ExactTarget, with ExactTarget continuing as the Surviving Corporation in the Merger under the corporate name it possesses immediately prior to the Merger.

Vote Required to Approve Merger. See Section 12 of this Offer to Purchase entitled “Purpose of the Offer; The Merger; Plans for ExactTarget.”

Conversion of Securities. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (A) Shares owned by salesforce.com, Purchaser or ExactTarget, or by any subsidiary of salesforce.com, Purchaser or ExactTarget, in each case immediately prior to the Effective Time (whether pursuant to the Offer or otherwise), and (B) Shares owned by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have properly and validly exercised their dissenters’ rights of appraisal in respect of such Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to the Offer Price (or any different amount per Share that is paid in the Offer), without interest thereon, less any required withholding taxes, upon the surrender of the certificate representing such Share.

Treatment of Options. Each ExactTarget option that is vested (including options vesting on account of the transactions contemplated by the Acquisition Agreement), outstanding and unexercised as of immediately prior to the Effective Time (“Vested Options”) and granted under ExactTarget’s 2008 equity incentive plan will be cancelled at the Effective Time in exchange for the right to receive a lump sum cash payment (without interest) equal to excess of the Offer Price for each Share subject to such option over the per share exercise price of such option, less applicable withholdings.

Except as described below, each unvested ExactTarget option outstanding and unexercised as of immediately prior to the Effective Time (all of which were granted under the 2008 equity incentive plan) will be assumed by salesforce.com and converted into an option to acquire salesforce.com common stock. Each such assumed option will be subject to the same terms and conditions (including vesting terms), except that (i) such assumed option will be exercisable for that number of whole shares of salesforce.com common stock equal to the product of the number of Shares that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio (as described below), with the result rounded down to the nearest whole number of shares; and (ii) the per share exercise price for the shares of salesforce.com common stock issuable upon exercise of such assumed option will be equal to the quotient obtained by dividing the exercise price per ExactTarget Share at which such that option was exercisable immediately prior to the Effective Time by the Exchange Ratio, with the result rounded up to the nearest whole cent. Each such unvested option that is held by an individual who is not continuing as an employee or service provider after the Merger will not be assumed by salesforce.com and instead will be cancelled for no consideration.

Each Vested Option granted under ExactTarget’s 2004 stock option plan, other than as described below, will be assumed by salesforce.com in the same manner as unvested options granted under the 2008 equity incentive plan as described above. However, prior to the Effective Time, ExactTarget will provide each holder of an option granted under the 2004 stock option plan, other than as described below, the election to choose, in lieu of assumption, the automatic “cashless exercise” of such vested and outstanding option, contingent upon the consummation of the Merger. If a cashless exercise has been elected for that option, the Shares issued after giving effect to such cashless exercise will be treated at the Effective Time in the same manner as other Shares outstanding as of immediately prior to the Effective Time with the end result being that the holder will receive the Offer Price minus the exercise price (less applicable tax withholdings) for each Share subject to the exercised portion of such option. Each Vested Option granted under the 2004 stock option plan that is held by an individual who is not continuing as an employee or service provider will not be assumed by salesforce.com and instead will be cancelled and converted into the right to receive a cash payment calculated and paid in the same manner as the payments for Vested Options granted under the 2008 equity incentive plan.

As used herein, “Exchange Ratio” means the quotient obtained by dividing (x) the Offer Price by (y) the volume weighted average closing sale price of one share of salesforce.com common stock as reported on the New York Stock Exchange for the ten consecutive trading days ending on the date that is two trading days immediately preceding the date on which the Merger is consummated, rounded to the nearest 0.00001 (with amounts between 0.000005 and 0.0000099 rounded up).

The terms of each ExactTarget executive’s option agreements provide that, he or she will, on account of the transactions contemplated by the Acquisition Agreement, be entitled to accelerated vesting of the portion of each of his or her ExactTarget options that would have become vested in the following twelve months (twenty-four months for Mr. Dorsey).

Treatment of Restricted Stock. Each share of outstanding ExactTarget restricted stock as of immediately prior to the Effective Time will be cancelled and converted automatically into the right to receive a cash amount equal to the Offer Price at the Effective Time, payable in accordance with the same vesting schedule, repurchase option or obligation, risk of forfeiture or other condition as in effect with respect to each such share of restricted stock as of immediately prior to the Effective Time. All amounts paid will be subject to applicable withholdings.

The restricted stock held by the non-employee directors of ExactTarget will accelerate on account of the transactions contemplated by the Acquisition Agreement, under the terms of their equity grants or as to be provided by ExactTarget, and the Offer Price will be paid with respect thereto promptly following the Effective Time.

Treatment of Restricted Stock Units. Each ExactTarget restricted stock unit (“RSU”) outstanding as of immediately prior to the Effective Time will be assumed by salesforce.com and converted into a restricted stock unit to acquire salesforce.com common stock at the Effective Time, subject to the same terms and conditions (including vesting terms) relating to such RSU as in effect immediately prior to the Effective Time, except that such RSU will cover the number of whole shares of salesforce.com common stock equal to the product of the number of Shares underlying such RSU immediately prior to the Effective Time multiplied by the Exchange Ratio, with the result rounded down to the nearest whole number of shares of salesforce.com common stock. Holders of restricted stock units that vest on account of the transactions contemplated by the Acquisition Agreement will receive the Offer Price promptly following the Effective Time in exchange for each Share they received as a result of the vesting of their restricted stock units.

The terms of each ExactTarget executive’s restricted stock unit agreement provide that, he or she will, on account of the transactions contemplated by the Acquisition Agreement, be entitled to accelerated vesting of the portion of each of his or her ExactTarget restricted stock units that would have become vested in the following twelve months (twenty-four months for Mr. Dorsey). See the section titled “Compensation Arrangements with ExactTarget Executives” below.

Employee Stock Purchase Plan. ExactTarget’s Employee Stock Purchase Plan will be terminated.

Employee Matters. For one year following the Effective Time, the surviving corporation in the Merger will either (i) maintain its and its subsidiaries employee benefit plans and severance arrangements, other than equity-based benefits and individual employment agreements, at benefit levels that are no less than those in effect on the date of the Acquisition Agreement, (ii) provide compensation, benefits and severance payments, other than equity-based benefits and individual employment agreements, to each continuing employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments, other than equity-based benefits and individual employment agreements, provided to such continuing employee immediately prior to the Effective Time, or (iii) some combination of (i) and (ii). Continuing employees will receive credit for service with ExactTarget and its subsidiaries prior to the Effective Time for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant under such continuing plans or comparable plans, except where that credit would result in duplication of coverage or benefits for the same period of service. In addition, base compensation shall not be decreased for a period of one year following the Effective Time for any continuing employee employed during that one-year period.

Continuing employees will be immediately eligible to participate in any new benefit plan sponsored by the surviving corporation after the Merger (each, a “new plan”) to the extent the new plan replaces coverage under an ExactTarget benefit plan in which the continuing employee was participating immediately before the Effective Time. Commercially reasonable efforts will be used to provide that waiting periods, pre-existing condition exclusion and similar requirements of certain new plans be waived for continuing employees, and that continuing employees be given credit for purposes of satisfying deductible, coinsurance and maximums under such new plans for the applicable plan year, and also to credit the accounts of any new plan that is a flexible spending plan with the continuing employee’s unused balances under the applicable ExactTarget plan. Continuing employees also will be credited with any vacation or paid time off that they accrued but did not use as of immediately prior to the Effective Time.

Unless salesforce.com instructs otherwise, ExactTarget will terminate any 401(k) plans maintained by ExactTarget or its ERISA Affiliates, effective as of no later than the day prior to the date ExactTarget becomes a member of the same controlled group of corporations as salesforce.com. ExactTarget is also obligated to take such other actions in furtherance of terminating such 401(k) plans as salesforce.com may reasonably request. If ExactTarget’s 401(k) plan is terminated under this provision, salesforce.com will permit continuing employees to roll over their account balances (including loans) to a 401(k) plan of salesforce.com or one of its affiliates. Unless salesforce.com instructs otherwise, ExactTarget will, to the extent permitted by law, terminate any group severance, separation, deferred compensation or salary continuation plans, programs or arrangements maintained by ExactTarget or its ERISA Affiliates, effective as of no later than the day prior to the Effective Time.

As used herein, an “ERISA Affiliate” means each subsidiary of ExactTarget and any other person or entity under common control with ExactTarget within the meaning of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

Conditions to Obligations to Effect the Merger. The obligations of each of the parties to effect the Merger are subject to the following conditions:

(i) if approval of the Merger by the stockholders of ExactTarget is required by Delaware law, the affirmative vote of the holders of a majority of the outstanding Shares, voting together as a class (the “Requisite Stockholder Approval”) will have been obtained;

(ii) Purchaser (or salesforce.com on Purchaser’s behalf) will have accepted for payment all of the Shares validly tendered pursuant to the Offer and not validly withdrawn (including accepting for payment all of the Shares validly tendered in any subsequent offering period) in an amount sufficient to meet the Minimum Condition and otherwise pursuant to the Offer in accordance with the terms thereof; and

(iii) no governmental authority in the United States or any other jurisdiction in which salesforce.com, ExactTarget or any of their respective subsidiaries has material business or operations (the United States and any other such jurisdiction collectively being referred to herein as a “Material Jurisdiction”) will have (A) enacted any law that makes the Merger illegal or has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (B) issued or granted any order (whether temporary, preliminary or permanent) that is in effect and makes the Merger illegal or prohibiting or otherwise preventing the consummation of the Merger.

Board of Directors. Effective as of the Acceptance Time, and from time to time thereafter (as long as salesforce.com and its affiliates beneficially own a majority of the outstanding Shares), salesforce.com will have the right to designate up to a number of directors on the Board of Directors of ExactTarget equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on the Board of Directors of ExactTarget by (y) the percentage that the number of Shares beneficially owned by salesforce.com and Purchaser (after giving effect to the Shares purchased pursuant to the Offer) bears to the total number of then outstanding Shares. Promptly following a request by salesforce.com, ExactTarget will take all action necessary to cause the individuals designated by salesforce.com to be elected or appointed to the Board of Directors of ExactTarget. The time at which salesforce.com’s designees are appointed or elected to, and constitute a majority of, the Board of Directors of ExactTarget is referred to as the “Appointment Time.” From time to time after the Appointment Time (as long as salesforce.com and its affiliates beneficially own a majority of the outstanding Shares), ExactTarget will take all action necessary to cause the individuals designated by salesforce.com to constitute substantially the same percentage (rounding up where appropriate) as is on the Board of Directors of ExactTarget on (i) each committee of the Board of Directors of ExactTarget, (ii) each board of directors of each subsidiary of ExactTarget, and (iii) each committee of each such board of directors of each subsidiary, in each case to the extent permitted by applicable laws and rules and regulations of the New York Stock Exchange.

It is currently anticipated that salesforce.com will designate Graham Smith, Burke Norton, Sam Fleischmann and Audrey Wong to serve as directors of ExactTarget following the consummation of the Offer. Purchaser expects that such representation would permit Purchaser to exert substantial influence over ExactTarget’s conduct of its business and operations.

Representations and Warranties. The Acquisition Agreement contains various customary representations and warranties of salesforce.com, Purchaser and ExactTarget.

Conduct of ExactTarget’s Business Pending Merger. Except (a) as expressly contemplated or required by the Acquisition Agreement, (b) as set forth in ExactTarget’s confidential disclosure schedule to the Acquisition Agreement or (c) as approved in by salesforce.com in writing, until the earlier to occur of (x) the Appointment Time, (y) the Effective Time and (z) the termination of the Acquisition Agreement, ExactTarget is required to (i) carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and in compliance in all material respects with all applicable laws and (ii) use commercially reasonable efforts, consistent with past practices and policies, to (A) preserve intact its business organization, (B) keep available the services of its officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

In addition, except (i) as expressly contemplated or permitted by the Acquisition Agreement, (ii) as set forth in ExactTarget’s confidential disclosure schedule to the Acquisition Agreement or (iii) as approved in by salesforce.com in writing, until the earlier to occur of (x) the Appointment Time, (y) the Effective Time and (z) the termination of the Acquisition Agreement, ExactTarget is not permitted to:

(a) amend its certificate of incorporation or bylaws;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any securities of ExactTarget or any subsidiary, except for the issuance and sale of Shares pursuant to ExactTarget options or other equity awards outstanding prior to the date of the Acquisition Agreement;

(c) acquire or redeem, directly or indirectly, or amend any securities of ExactTarget or any subsidiary;

(d) other than cash dividends made by any direct or indirect wholly owned subsidiary of ExactTarget to ExactTarget or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of ExactTarget or any of its subsidiaries (other than the transactions contemplated by the Acquisition Agreement, including the Offer and the Merger);

(f)(i) incur or assume any long-term or short-term debt for borrowed money or issue any debt securities, except for (A) short-term debt for borrowed money incurred to fund operations of the business and capital leases in the ordinary course of business consistent with past practice and (B) loans or advances to direct or indirect wholly owned subsidiaries, (ii) assume, guarantee or endorse the obligations of any other person except with respect to obligations of direct or indirect wholly owned subsidiaries of ExactTarget, (iii) make any loans, advances or capital contributions to or investments in any other person in excess of $100,000 except for travel advances in the ordinary course of business consistent with past practice to employees of ExactTarget or any of its subsidiaries or (iv) mortgage or pledge any of its or its subsidiaries’ assets, tangible or intangible;

(g) except as may be required by law or the terms of any Employee Plan in effect on the date of the Acquisition Agreement, enter into, adopt, amend (including acceleration of vesting), modify or terminate any bonus, profit sharing, compensation, severance, termination, option, restricted stock, restricted stock unit, appreciation right, performance unit, stock equivalent, share purchase agreement, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any director, officer or employee in any manner or increase in any manner the compensation or fringe benefits of any director, officer or employee, pay any special bonus or special remuneration to any director, officer or employee, or pay any benefit not required by any plan or arrangement as in effect as of the date of the Acquisition Agreement;

(h) forgive any loans to any employees, officers or directors of ExactTarget or any of its subsidiaries, or any of their respective affiliates or associates (as defined in Rule 12b-2 under the Exchange Act);

(i) make any deposits or contributions of cash or other property to or take any other action to fund or in any other way secure the payment of compensation or benefits under the Employee Plans or agreements subject to the Employee Plans or any other contract of ExactTarget other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any agreements subject to the Employee Plans in effect as of the date hereof, other than in the ordinary course of business consistent with past practice;

(j) enter into, amend, or extend any collective bargaining agreement;

(k) acquire, sell, lease, license, transfer or dispose of any material property or assets, or any portion thereof or interest therein, in any single transaction or series of related transactions, except either (i) transactions required under an existing contract of ExactTarget or any of its subsidiaries, which transactions are not, individually or in the aggregate, material to ExactTarget and its subsidiaries, taken together as a whole, (ii) the sale of goods or grants of non-exclusive licenses with respect to Company Intellectual Property, or (iii) in the ordinary course of business consistent with past practice;

(l) except as may be required as a result of a change in law or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) file any income tax return or any other material tax return or any amended tax return, make or change any material tax election, settle or compromise any tax claim or assessment by any governmental entity, change any tax accounting method or surrender any right to claim a tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

(n) acquire or license any material Intellectual Property Rights from any third party, transfer or grant any exclusive rights to any Company Intellectual Property to any third party, grant any license to any Company Product or to any Company Intellectual Property, in each case, except in the ordinary course of business;

(o) (i) enter into any lease or sublease of real property (ii) modify, amend or exercise any right to renew any lease or other lease or sublease of real property, or waive any term or condition thereof or grant any consents thereunder; (iii) grant or otherwise create or consent to the creation of any easement, covenant, restriction, assessment or charge affecting any leased real property or other real property, or any interest therein or part thereof; (iv) commit any waste or nuisance on any such property; or (v) make any material changes in the construction or condition of any such property, in each case other than in the ordinary course of business;

(p)(i) acquire (by merger, consolidation or acquisition of stock or assets) any other entity or any equity interest therein, (ii) authorize, incur or commit to incur any new capital expenditure(s), individually or in the aggregate, with obligations in excess of $2,000,000; provided, however, that the foregoing does not limit any capital expenditure required pursuant to existing contracts of ExactTarget and ExactTarget is not prohibited from dissolving and/or merging into any of its subsidiaries certain other subsidiaries that are not material to ExactTarget and its subsidiaries, taken as a whole;

(q) commence, settle or compromise any pending or threatened legal proceeding or pay, waive, discharge or satisfy or agree to pay, waive, discharge or satisfy any claim, liability or obligation, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings, claims and other liabilities (i) expressly reflected or reserved against in full on the consolidated balance sheet of ExactTarget and its subsidiaries as of March 31, 2013, or incurred since March 31, 2013 in the ordinary course of business consistent with past practice or (ii) the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money) to be performed by ExactTarget or its subsidiaries following the Effective Time that is not, individually or in the aggregate, material to ExactTarget;

(r) except as required by applicable law or GAAP, revalue in any material respect any of its properties or assets including without limitation writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(s) except as required by applicable law, convene any regular or special meeting (or any adjournment or postponement thereof) of the ExactTarget stockholders, other than the stockholders meeting required to be convened under the terms of the Acquisition Agreement for purposes of voting on the Merger;

(t) hire any new employee who reasonably would be expected to develop Intellectual Property Rights that are material to the businesses of ExactTarget without requiring them to execute ExactTarget’s standard form of confidentiality and inventions assignment agreement;

(u) except as required by applicable law, terminate or modify or waive in any material respect any right under any permit;

(v) adopt or otherwise implement any rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging salesforce.com or Purchaser from acquiring control of ExactTarget pursuant to the Acquisition Agreement; or

(w) enter into a contract to do any of the foregoing or authorize, commit or agree to take any action to do any of the foregoing with the intent of causing any of the conditions to the Offer to fail to be satisfied, or making any of the representations or warranties of ExactTarget contained in the Acquisition Agreement untrue or incorrect in any material respect, or materially impairing the ability of ExactTarget to consummate the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) in accordance with the terms thereof or materially delaying such consummation.

Under the Acquisition Agreement, “Employee Plan” means (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA and (ii) all other employment, consulting and independent contractor agreement, bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreement, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of or relating to any employee of ExactTarget or any ERISA Affiliate, or with respect to which the same have any material liability.

Under the Acquisition Agreement, “Company Intellectual Property” means all of the Intellectual Property Rights owned by, or filed in the name of, or exclusively licensed to ExactTarget or any of its subsidiaries.

Under the Acquisition Agreement, “Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations in part thereof; (ii) all trade secrets and similar rights in confidential information, know-how, and materials; (iii) copyrights and all other rights corresponding thereto in any works of authorship; (iv) all trademark rights and similar rights in trade names, logos, trademarks and service marks; (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to Uniform Resource Locators, Web site addresses and domain names; (vii) all right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right;” (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) any registrations of or applications to register any of the foregoing.

Under the Acquisition Agreement, “Company Products” means any and all products and services, including software as a service, that currently are marketed, offered, sold, licensed, provided or distributed by ExactTarget or its subsidiaries.

Under the Acquisition Agreement, “GAAP” means generally accepted accounting principles, as applied in the United States.

Nonsolicitation Obligation. ExactTarget has agreed to immediately cease any and all existing activities, discussions or negotiations with any Persons with respect to any offer, proposal or indication of interest relating to any Acquisition Transaction (as defined below). ExactTarget must promptly (and in any event within three (3) business days following the date of the Acquisition Agreement) request in writing each Person that has executed a confidentiality agreement in connection with its consideration of acquiring ExactTarget or any portion thereof to return or destroy all confidential information furnished to such Person by or on behalf of ExactTarget, and ExactTarget will use its reasonable best efforts to have such information returned or destroyed (to the extent destruction of such information is permitted by such confidentiality agreement).

Until the earlier to occur of the termination of the Acquisition Agreement and the Effective Time, ExactTarget and its subsidiaries will not, and will use their reasonable best efforts to cause any of their respective directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them (collectively, the “ExactTarget Representatives”) not to (and will not authorize any of them to), directly or indirectly, (i) solicit, initiate, knowingly encourage, assist, facilitate or knowingly induce the making, submission or announcement of, an Acquisition Proposal (as defined below) or Acquisition Transaction, (ii) except as expressly provided in the paragraph immediately below, participate or engage in discussions or negotiations with any Person regarding an Acquisition Proposal or Acquisition Transaction, or furnish any non-public information relating to ExactTarget or any of its subsidiaries, or afford access to the business, properties, assets, books or records of ExactTarget or any of its subsidiaries to, or take any other action intended to knowingly encourage, assist or facilitate, any Person that is seeking to make or has made an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, definitive agreement or similar document or contract relating to any Acquisition Proposal or Acquisition Transaction, (iv) terminate, amend, waive or fail to enforce any rights under any “standstill” or other similar agreement between ExactTarget or any of its subsidiaries and any Person, or (v) waive the applicability of all or any portion of Section 203 of the DGCL in respect of any Person (other than salesforce.com and its affiliates) in relation to any Acquisition Proposal or Acquisition Transaction.

Before the Appointment Time, the Board of Directors of ExactTarget may, directly or indirectly through advisors, agents or other intermediaries, subject to ExactTarget’s material compliance with its nonsolicitation obligations, (A) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal that the Board of Directors of ExactTarget concludes in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) constitutes or is reasonably likely to lead to a Superior Proposal and (B) furnish to any Person that has made (and not withdrawn) a bona fide, written Acquisition Proposal any non-public information relating to ExactTarget or any of its subsidiaries pursuant to a confidentiality agreement the terms of which are no less favorable to ExactTarget with respect to confidentiality than those contained in the confidentiality agreement by and between ExactTarget and salesforce.com; provided, however, that in the case of any action taken pursuant to the foregoing clauses (A) or (B), (1) neither ExactTarget nor any of its subsidiaries has breached or violated in any material respect its nonsolicit or transaction recommendation obligations, (2) the Board of Directors of ExactTarget has determined in good faith (after consultation with outside legal counsel) that the failure to take such action is reasonably likely to be a breach of its fiduciary duties to the stockholders of ExactTarget under Delaware law, (3) prior to taking any of the actions set forth in clauses (A) or (B), ExactTarget gives salesforce.com written notice containing the information set forth in the paragraph immediately below, and of ExactTarget’s intention to take such actions and (4) contemporaneously with furnishing any non-public information to such Person, ExactTarget furnishes such non-public information to salesforce.com (to the extent not previously furnished). Any violation of ExactTarget’s nonsolicitation restrictions by any of ExactTarget’s directors, officers or other employees, controlled affiliates, or any investment banker, attorney or other advisors or representatives retained by any of them will constitute a breach of those restrictions by ExactTarget.

In addition to ExactTarget’s nonsolicitation obligations, ExactTarget must reasonably promptly, and in all cases within twenty-four (24) hours of its receipt, advise salesforce.com in writing of (i) any bona fide Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal or Acquisition Transaction or (iii) any inquiry that would reasonably be expected to lead to any Acquisition Proposal or Acquisition Transaction, in each case, including the material terms and conditions of such Acquisition Proposal or Acquisition Transaction, request or inquiry (unless such Acquisition Proposal is in written form, in which case ExactTarget must give salesforce.com a copy thereof), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. ExactTarget must keep salesforce.com promptly and reasonably informed of the status, (including all material amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry. ExactTarget must provide salesforce.com with at least twenty-four (24) hours’ prior written notice of a meeting of the Board of Directors of ExactTarget at which it is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction, an inquiry relating to a potential Acquisition Proposal or Acquisition Transaction, or a request to provide nonpublic information to any Person in relation to an Acquisition Proposal or Acquisition Transaction.

Under the Acquisition Agreement, “Acquisition Proposal” means any offer, proposal or indication of interest (other than by salesforce.com or Purchaser or any designees of salesforce.com or Purchaser) relating to any Acquisition Transaction.

Under the Acquisition Agreement, “Acquisition Transaction” means any transaction or series of related transactions involving: (i) any acquisition or purchase by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), directly or indirectly, of more than a fifteen percent (15%) interest in the total outstanding voting securities of ExactTarget or one or more of its subsidiaries that own or control more than fifteen percent (15%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the twelve-month period immediately preceding the date of determination) of ExactTarget and its subsidiaries, taken together as a whole, or any tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than fifteen percent (15%) of the total outstanding voting securities of ExactTarget or one or more of its subsidiaries that own or control more than fifteen percent (15%) of the consolidated assets (measured by the lesser of book or fair market value at the time of determination), revenues or earnings (measured as of the twelve-month period immediately preceding the date of determination) of ExactTarget and its subsidiaries, taken together as a whole; (ii) any merger, consolidation, business combination or other similar transaction pursuant to which the ExactTarget stockholders immediately preceding such transaction hold, directly or indirectly, less than eighty-five percent (85%) of the equity interests in the surviving or resulting entity of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than fifteen percent (15%) of the consolidated assets of ExactTarget and its subsidiaries, taken together as a whole (measured by the lesser of book or fair market value thereof); (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of ExactTarget or any of its subsidiaries or (v) any combination of the foregoing.

Under the Acquisition Agreement, “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental authority.

Under the Acquisition Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal (for purposes of this definition substituting 50% for all references to 15% and 85% in the related definition of “Acquisition Transaction”) made by any Person other than salesforce.com or Purchaser, that did not result from or arise in connection with a breach in any material respect of ExactTarget’s nonsolicitation obligations, and which the Board of Directors of ExactTarget has determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel, and after taking into account, among any other things the Board of Directors of ExactTarget may deem relevant, the identity of the third party making such offer or proposal, all financial, legal and regulatory aspects of such offer or proposal, the conditions to and prospects for completion of such offer or proposal and the transactions contemplated thereby, as well as any counter-offer or proposal made by salesforce.com in response thereto) is more favorable to the ExactTarget stockholders (in their capacity as such), from a financial point of view, than the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) and any counter-offer or proposal made by salesforce.com or any of its affiliates in response thereto.

Change in Board Recommendation. The ExactTarget Board of Directors has unanimously recommended that the ExactTarget stockholders accept the Offer, tender their Shares to Purchaser pursuant to the Offer, and, to the extent applicable, adopt the Acquisition Agreement in accordance with the applicable provisions of Delaware law (the “Company Board Recommendation”). Neither the Board of Directors of ExactTarget nor any committee thereof will approve, endorse or recommend an Acquisition Proposal, or fail to publicly recommend against any such Acquisition Proposal that is a tender offer or exchange offer for Shares within ten (10) business days after the start of such offer (and at all times thereafter during which any such tender offer or exchange offer is pending) and reaffirm the Company Board Recommendation within such ten (10) business-day period (and at all times thereafter during which any such tender offer or exchange offer is pending), fail to include the Company Board Recommendation in the Schedule 14D-9 or proxy statement, letter to stockholders, notice of meeting and form of proxy accompanying the proxy statement that will be provided to the ExactTarget stockholders in connection with the solicitation of proxies for use at the meeting of the stockholders convened to vote on the Merger, and any schedules required to be filed with the SEC, as applicable, resolve, agree or publicly propose to take any of the foregoing actions (any action described above in this paragraph being referred to herein as a “Company Board Recommendation Change”); provided, however, that, a “stop, look and listen” communication by the ExactTarget Board of Directors pursuant to and in compliance with Rule 14d-9(f) of the Exchange Act will not be deemed to be a Company Board Recommendation Change provided that it also includes an express reaffirmation of the Company Board Recommendation.

At any time prior to the Acceptance Time, the ExactTarget Board of Directors may effect a Company Board Recommendation Change with respect to a bona fide, written Acquisition Proposal that constitutes a Superior Proposal, if neither ExactTarget nor any of its subsidiaries has breached or violated in any material respect their nonsolicitation or Company Board Recommendation obligations with respect to such Acquisition Proposal or any Person making such Acquisition Proposal (whether or not related to such Acquisition Proposal), if the Board of Directors of ExactTarget has determined in good faith (after consultation with outside legal counsel and after considering any counter-offer or proposal made by salesforce.com), that, in light of the foregoing Superior Proposal, the failure by the Board of Directors of ExactTarget to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the ExactTarget stockholders under Delaware law, if prior to effecting such Company Board Recommendation Change, the Board of Directors of ExactTarget has given salesforce.com at least five (5) business days prior written notice thereof, attaching such Superior Proposal and identifying the Person making such Superior Proposal and all the material terms and conditions of such Superior Proposal in reasonable detail and the opportunity to meet with the Board of Directors of ExactTarget and its outside legal counsel to discuss a modification of the terms and conditions of the Acquisition

Agreement so that the transactions contemplated thereby may be effected and salesforce.com has not made, within five (5) business days after receipt of ExactTarget’s written notice of its intention to effect a Company Board Recommendation Change, a counter-offer or proposal that the Board of Directors of ExactTarget has determined in good faith (after consultation with a financial advisor of nationally recognized standing and its outside legal counsel) is at least as favorable to ExactTarget stockholders as such Superior Proposal (provided every subsequent material revision or material modification to any such Superior Proposal will require a new written notice by ExactTarget to salesforce.com pursuant to the above and a new two (2) business-day “matching” period). ExactTarget must keep confidential any such counter-offers or proposals made by salesforce.com to revise the terms of the Acquisition Agreement, other than in the event of any amendment to the Acquisition Agreement and to the extent required to be disclosed in any SEC reports or applicable law or stock exchange listing requirement.

The Board of Directors of ExactTarget may make a Company Board Recommendation Change at any time prior to the Appointment Time in response to an Intervening Event if (i) the Board of Directors of ExactTarget has determined in good faith (after consultation with outside legal counsel) that, in light of such Intervening Event, the failure by the Board of Directors of ExactTarget to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the ExactTarget stockholders under Delaware law, (ii) before making such Company Board Recommendation Change, the Board of Directors of ExactTarget has given salesforce.com at least three (3) business days prior written notice, specifying in reasonable detail the facts underlying the determination that an Intervening Event has occurred and the rationale and basis for such change (provided any material change to the facts and circumstances relating to such Intervening Event will require a new written notice by ExactTarget and a new three (3) business-day period as described below) and the opportunity to meet with ExactTarget’s outside legal counsel, all with the purpose and intent of enabling salesforce.com and ExactTarget to discuss in good faith a modification of the terms and conditions of the Acquisition Agreement so as to obviate the need to effect a Company Board Recommendation Change on the basis of such Intervening Event so that the transactions contemplated by the Acquisition Agreement may occur, and (iii) following the expiration of such three (3) business-day period, the Board of Directors of ExactTarget has determined in good faith (after consultation with outside legal counsel) and after giving consideration to any offer or proposal from salesforce.com, that, in light of such Intervening Event, the failure by the Board of Directors of ExactTarget to effect a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the ExactTarget stockholders under Delaware law. Nothing in the Acquisition Agreement will prohibit the Board of Directors of ExactTarget from taking and disclosing to the ExactTarget stockholders a position contemplated by Rule 14e-2(a) or complying with the provisions of Rule 14d-9 of the Exchange Act, provided that, in each case, any statement(s) made by the Board of Directors of ExactTarget pursuant to Rule 14e-2(a) or Rule 14d-9 of the Exchange Act will be subject to the terms and conditions of the Acquisition Agreement.

Under the Acquisition Agreement, “Intervening Event” means, with respect to ExactTarget, a material fact, event, change, development, occurrence or set of circumstances (other than, and not related in any way to, an Acquisition Proposal) that (i) was not known to the Board of Directors of ExactTarget as of or prior to June 3, 2013 and (ii) does not relate to, result from or arise out of any Acquisition Proposal (whether or not a Superior Proposal).

Director and Officer Indemnification and Insurance. After the Effective Time, salesforce.com must cause ExactTarget and its subsidiaries to honor and fulfill ExactTarget’s and its subsidiaries’ obligations under their respective certificates of incorporation and bylaws (and other similar organizational documents) and all indemnification agreements in effect as of June 3, 2013 between ExactTarget or any of its subsidiaries and any of their respective current or former directors, officers, employees, fiduciaries or agents (the “Company Indemnified Parties”) for a period of six (6) years after the Effective Time. During that period, salesforce.com must not, nor permit ExactTarget after the Effective Time to, amend, repeal or otherwise modify such provisions for indemnification in any manner that would affect the rights thereunder of any individual who at any time on or prior to the Effective Time was a director, officer, employee, fiduciary or agent of ExactTarget or its subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time, unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either before the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of any and all such claims. Any indemnification agreements with Company Indemnified Parties in existence on June 3, 2013 will be assumed by the surviving corporation in the Merger, without any further action, and survive the Merger and continue in full force and effect in accordance with their terms.

For six (6) years after the Effective Time, salesforce.com and ExactTarget will maintain ExactTarget’s current directors’ and officers’ liability insurance (“D&O Insurance”) in respect of acts or omissions occurring at or prior to the Appointment Time, covering each person covered by the D&O Insurance as of June 3, 2013, on terms with respect to the coverage and amounts no less favorable, in the aggregate, than those of the D&O Insurance in effect on June 3, 2013; provided, however, that ExactTarget may, at its option, substitute policies containing terms with respect to coverage and amounts no less favorable, in the aggregate, to such persons than the D&O Insurance. Salesforce.com and ExactTarget will not be obligated to pay annual premiums in excess of two hundred fifty percent (250%) of the amount paid by ExactTarget for coverage for its last full fiscal year (such two hundred fifty percent (250%) amount, the “Maximum Annual Premium”), except that if the annual premiums of such insurance coverage exceed that amount, salesforce.com and ExactTarget will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Before the Appointment Time, ExactTarget may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance on terms and conditions no less favorable, in the aggregate, than the D&O Insurance and for an amount not to exceed two hundred fifty percent (250%) of the amount paid by ExactTarget for coverage for its last full fiscal year. If ExactTarget does not purchase the Tail Policy, salesforce.com may purchase the Tail Policy. If ExactTarget purchases a Tail Policy before the Appointment Time, salesforce.com and ExactTarget will maintain the Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of the obligations under the first sentence of this paragraph for so long as such Tail Policy is maintained.

If salesforce.com or ExactTarget or any of its successors or assigns consolidate with or merge into any other Person and are not the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of salesforce.com and ExactTarget will assume all of the obligations of saleforce.com and ExactTarget in this section titled “Director and Officer Indemnification and Insurance.”

The obligations in this section titled “Director and Officer Indemnification and Insurance” will not be terminated, amended or otherwise modified in a manner as to adversely affect any Company Indemnified Party without the prior written consent of such person.

Termination Prior to Acceptance Time. The Acquisition Agreement and the Offer can be terminated and abandoned prior to the Acceptance Time only as follows:

•	by mutual written agreement of salesforce.com and ExactTarget;

•

by salesforce.com or ExactTarget, if the Offer has expired or been terminated in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer; provided, however, that the right to terminate the Acquisition Agreement pursuant to this paragraph will not be available to any party whose action or failure to fulfill any obligation under the Acquisition Agreement was the principal cause of or resulted (i) in any of the Offer Conditions having failed to be satisfied, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Acquisition Agreement;

•	by salesforce.com or ExactTarget, if the Acceptance Time has not occurred on or before October 4, 2013 (the “Termination Date”); provided however, that the right to terminate the Acquisition

Agreement pursuant to this paragraph will not be available to any party whose action or failure to fulfill any obligation under the Acquisition Agreement has been the principal cause of or resulted (i) in any of the Offer Conditions having failed to be satisfied on or before the Termination Date, or (ii) in the expiration or termination of the Offer in accordance with the terms of the Acquisition Agreement without Purchaser having accepted for payment any Shares pursuant to the Offer, and in either such case, such action or failure to act constitutes a material breach of the Acquisition Agreement;

•

ExactTarget, if there is (i) a breach of any covenant or agreement on the part of salesforce.com or Purchaser in the Acquisition Agreement that has a Parent Material Adverse Effect, or (ii) that any of the representations and warranties of salesforce.com and Purchaser in the Acquisition Agreement have become inaccurate in a manner that has a Parent Material Adverse Effect; provided, however, that if such breach, or such inaccuracies, are curable by salesforce.com or Purchaser through the exercise of commercially reasonable efforts, then ExactTarget may not terminate the Acquisition Agreement pursuant to this paragraph until the earlier to occur of (A) twenty (20) calendar days after delivery of written notice from ExactTarget to salesforce.com of such breach or inaccuracy, or (B) the termination by salesforce.com and Purchaser of commercially reasonable efforts to cure such breach or inaccuracy;

•

by salesforce.com, if (i) there is of a breach of any covenant or agreement on the part of ExactTarget in the Acquisition Agreement such that the conditions relating to ExactTarget’s obligations under the Acquisition Agreement would not reasonably be expected to be satisfied at the time of such breach (assuming for such purposes that the time of such breach was the scheduled expiration of the Offer), or (ii) any representation or warranty of ExactTarget in the Acquisition Agreement has become inaccurate such that any of the conditions with respect to the accuracy of the Specified Representations, the Capitalization Representation or the other representations or warranties of ExactTarget would not be satisfied as of the time such representation and warranty became inaccurate (assuming for such purposes that the time of such inaccuracy was the scheduled expiration of the Offer); provided, however, that if such breach, or such inaccuracies in such representations and warranties, are curable by ExactTarget through the exercise of commercially reasonable efforts, then salesforce.com will not be permitted to terminate the Acquisition Agreement pursuant to this paragraph until the earlier to occur of (A) twenty (20) calendar days after delivery of written notice from salesforce.com to ExactTarget of such breach or inaccuracy or (B) the termination by ExactTarget of commercially reasonable efforts to cure such breach or inaccuracy;

•

by salesforce.com, if there is a Company Material Adverse Effect and such Company Material Adverse Effect is continuing and not cured by ExactTarget within twenty (20) calendar days after delivery of written notice from salesforce.com to ExactTarget;

•

by salesforce.com if ExactTarget has willfully or intentionally breached in any material respect its obligations with respect to nonsolicitation or the Company Board Recommendation (whether or not such breach results in an Acquisition Proposal);

•	by salesforce.com in the event that the Board of Directors of ExactTarget or any committee thereof has effected a Company Board Recommendation Change for any reason; or

•

by ExactTarget if (i) the Board of Directors of ExactTarget has made a Company Board Recommendation Change in response to an Acquisition Proposal that is a Superior Proposal and (ii) ExactTarget has substantially simultaneously with the occurrence of such termination paid the Termination Fee Amount (as defined below), provided that such termination will not occur or be effective until the date that is twenty one (21) business days following the later to occur of (x) the scheduled expiration date of the Offer period during which such Company Board Recommendation Change occurs and (y) the date on which certain specific conditions to the Offer, including the Regulatory Condition, are satisfied.

Under the terms of the Acquisition Agreement, “Parent Material Adverse Effect” means any fact, circumstance, event, change, development, occurrence or effect that, individually or when taken together with all other such facts, events, circumstances, changes or effects, would reasonably be expected to materially impede the ability of salesforce.com or Purchaser to consummate the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) in accordance with the terms of the Acquisition Agreement and applicable law.

Under the terms of the Acquisition Agreement, “Company Material Adverse Effect” means any fact, circumstance, event, change, development, occurrence or effect that, individually or when taken together with all other such facts, circumstances, events, changes, developments, occurrences or effects that exist at the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be or become materially adverse to the business, operations, condition (financial or otherwise) or results of operations of ExactTarget and its subsidiaries, taken together as a whole; provided, however, that none of the following, individually or in the aggregate, will be deemed to be or constitute a Company Material Adverse Effect, or be taken into account when determining whether a Company Material Adverse Effect has occurred, is reasonably likely to occur, or would reasonably be expected to occur:

•

any general economic, financial or political conditions in the United States or elsewhere in the world (or changes in such conditions), including any changes arising out of acts of terrorism or war, provided that such changes do not have a disproportionate impact on ExactTarget and its subsidiaries, taken as a whole, as compared to other participants in the industries in which ExactTarget and its subsidiaries conduct their businesses;

•

any conditions in the industry or industries in which ExactTarget or its subsidiaries conducts business (or changes in such conditions), provided that such changes do not have a disproportionate impact on ExactTarget and its subsidiaries, taken as a whole, as compared to other participants in the industries in which ExactTarget and its subsidiaries conduct their businesses;

•	any changes after June 3, 2013 in laws or GAAP;

•

any changes in trading price of Shares or the trading volume of Shares or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Company Material Adverse Effect;

•

any event, change, development or occurrence to the extent resulting from the negotiation, execution, announcement or pendency or consummation of the Acquisition Agreement or the transactions contemplated therein (including the Offer and the Merger), including any legal proceedings, departures of officers or employees, changes in relationships with suppliers or customers or other business relations to the extent resulting therefrom;

•	any event, change, development or occurrence to the extent resulting from any action required by the Acquisition Agreement or taken at the written request of salesforce.com;

•	any event, change, development or occurrence to the extent resulting from any force majeure event; and

•

any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to the Acquisition Agreement and the transactions contemplated thereby, including allegations of a breach of fiduciary duty, including by members of the Board of Directors of ExactTarget or any ExactTarget officer or alleged misrepresentation in public disclosure.

Termination Prior to Effective Time. The Acquisition Agreement may be validly terminated, and the Offer and/or the Merger may be terminated and abandoned, at any time prior to the Effective Time, by either salesforce.com or ExactTarget if any governmental authority in any Material Jurisdiction (as defined below) has (a) enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated thereby (including the Offer and the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated thereby (including the Offer and the Merger) illegal or has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) or (b) issued or granted any judgment, order or injunction that has the effect of making any of the transactions contemplated hereby (including the Offer and the Merger) illegal or has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), and such judgment, order or injunction has become final and non-appealable.

Effect of Termination. If the Acquisition Agreement is terminated it will be of no further force or effect without liability of any party or parties thereto to the other party or parties thereto, except (i) the notice obligations of the Acquisition Agreement, ExactTarget’s obligations with respect to the payment of the Termination Fee Amount, and certain general provisions of the Acquisition Agreement, each of which will survive the termination of the Acquisition Agreement, and (ii) that nothing will relieve any party or parties thereto from liability for any willful or intentional breach of, or fraud in connection with, the Acquisition Agreement.

Termination Fees. If (i) following the execution and delivery of the Acquisition Agreement and before the termination thereof, an Acquisition Proposal (solely for this purpose substituting 50% for all references to 15% and 85% in the related definition of “Acquisition Transaction”) has been publicly announced or become publicly known and (ii) the Acquisition Agreement is thereafter terminated pursuant to the second or third bullet of the section titled “Termination Prior to Acceptance Time,” and (iii) within twelve (12) months following the termination of the Acquisition Agreement, either an Acquisition Transaction (whether or not the Acquisition Transaction which is the subject of the Acquisition Proposal referenced in the preceding clause (i)) is consummated or ExactTarget enters into a definitive acquisition agreement with respect to an Acquisition Transaction (whether or not the Acquisition Transaction which is the subject of the Acquisition Proposal referenced in the preceding clause (i)), then ExactTarget will pay salesforce.com (or its designee), within two (2) business days after the event in the preceding clause (iii) that triggers the obligation to pay such fee, a fee in the amount of $78,240,000 (the “Termination Fee Amount”) payable in cash by wire transfer of immediately available funds to an account designated in writing by salesforce.com.

If the Acquisition Agreement is terminated pursuant to the seventh or eighth bullet of the section titled “Termination Prior to Acceptance Time,” ExactTarget will pay salesforce.com (or its designee), within two (2) business days after such termination, the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by salesforce.com.

If the Company intends to terminate the Acquisition Agreement pursuant to the ninth bullet of the section titled “Termination Prior to Acceptance Time,” as a condition to the effectiveness of such termination, ExactTarget will substantially simultaneously with the occurrence of such termination pay to salesforce.com (or its designee) the Termination Fee Amount in cash by wire transfer of immediately available funds to an account designated in writing by salesforce.com.

If ExactTarget fails to pay the Termination Fee Amount in a timely manner and, in order to obtain such payment, salesforce.com makes a claim that results in a judgment against ExactTarget, ExactTarget must promptly reimburse salesforce.com its reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred in connection with such suit, together with interest on the Termination Fee Amount at the prime rate of BofA in effect on the date such payment was required to be made. Payment of Termination Fee Amount is not in lieu of, or replacement or substitution for, damages incurred in the event of any breach of the Acquisition Agreement.

If salesforce.com terminates the Acquisition Agreement pursuant to the seventh bullet of the section titled “Termination Prior to Acceptance Time,” payment of the Termination Fee Amount will constitute liquidated damages and ExactTarget will have no further liability under the Acquisition Agreement.

Support Agreements. The following individuals, as owners of the Shares, Shares held as restricted stock and Shares issuable upon exercise of outstanding options next to their names below, entered into Support Agreements with salesforce.com (the “Support Agreements”) that, among other things (i) restrict the transfer of their Shares, (ii) obligate them to vote their Shares in favor of the adoption of the Acquisition Agreement, and in favor of each of the other actions contemplated by the Acquisition Agreement and against approval of any proposal made in opposition to, or in competition with, consummation of the Offer, the Merger or any other transactions contemplated by the Acquisition Agreement, and (iii) obligate them to tender all their Shares in the Offer not later than the fifth business day prior to the scheduled expiration date of the Offer. However, if the Board of Directors of ExactTarget validly effects a Company Board Recommendation Change in accordance with the Acquisition Agreement, the individuals who have executed Support Agreements will not be required to tender their Shares in the Offer and may withdraw any Shares previously tendered; provided that they will not be permitted to tender their Shares into any tender or exchange offer commenced by anyone other than salesforce.com, Purchaser or any other subsidiary of salesforce.com.

Stockholder	Shares Owned	Shares of Restricted Stock	Shares issuable upon exercise of outstanding options(1)
Julie Bradley	—	12,408	—
Michael Brown(2)	5,766	6,108	—
Scott Dorsey	1,250,000	—	1,325,000
Matt Ferguson	41,711	6,108	—
Tim Maudlin	—	68,138	—
Scott Maxwell	73,660	6,108	—
Rory O’Driscoll	—	6,108	—
David Yuan	6,135	6,108	—
Steven Collins	—	—	462,500
Traci Dolan	—	—	428,750
Andrew Kofoid	—	—	544,875
Tim Kopp	—	—	497,891
Scott McCorkle	608	—	1,168,053
Scale Venture Partners III L.P.	1,745,947	—	—
Battery Ventures VIII L.P.	1,740,992	—	—
Battery Ventures VIII, Side Fund L.P.	1,740,992	—	—
TCV VII, L.P.	4,604,339	—	—
TCV VII(A), L.P.	2,391,141	—	—
TCV Member Fund, L.P.	42,419	—	—

Based on the number of Shares outstanding as of June 3, 2013, the number of Shares owned by the stockholders that entered into the Support Agreements and eligible to be tendered in the Offer represent approximately 20% of ExactTarget’s issued and outstanding common stock. This summary is qualified in its entirety by reference to the Form of Support Agreement, which is filed as Exhibit 10.1 to the Form 8-K filed by salesforce.com on June 4, 2013 and is incorporated by reference herein.

Confidentiality Agreement

Salesforce.com and ExactTarget entered into a confidentiality agreement, dated November 5, 2012, and amended May 15, 2013, in connection with both parties’ evaluation of the potential business relationship that

(1)	Includes restricted stock units.
(2)	Mr. Brown did not stand for reelection at ExactTarget’s 2013 annual meeting of stockholders held on June 11, 2013. Thus, as of the filing of this Offer to Purchase, Mr. Brown is no longer a director of ExactTarget. Mr. Brown is a managing member of the general partners of Battery Ventures VIII, L.P. and Battery Ventures VIII Side Fund, L.P. and therefore may be deemed to share voting and dispositive power over the shares held by these entities.

resulted in the Offer. Pursuant to the confidentiality agreement, subject to certain customary exceptions, salesforce.com and ExactTarget agreed to keep confidential all non-public information received from the other party. Salesforce.com and ExactTarget also agreed that the non-public information furnished pursuant to the confidentiality agreement would be used solely for the purpose of evaluating the potential business relationship that resulted in the Offer and would not be publicly disclosed.

The amendment to the confidentiality agreement contained a “standstill” provision and a non-solicitation provision. Pursuant to the “standstill” provision, salesforce.com agreed that, among other things and for a period of one (1) year from the date of the amendment, salesforce.com would not, publicly offer or propose to effect or participate in (or publicly announce any intention to do so) any acquisition of any securities or assets of ExactTarget (or rights thereto), any tender or exchange offer or other business combination involving ExactTarget, any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to ExactTarget or any solicitations of proxies or consents to vote any securities of ExactTarget. Salesforce.com also agreed not to participate in a group (as defined under the Exchange Act) or act in concert with others with respect to ExactTarget’s securities, try to control, advise, change or influence the Board of Directors of ExactTarget or enter into any discussions or arrangements with respect to the above (other than with salesforce.com’s representatives and potential financing sources). The “standstill” provision would fall away if ExactTarget entered into a definitive agreement that would result in a change of control of ExactTarget or involved a sale of all or substantially all of ExactTarget’s and its subsidiaries’ consolidated assets or if a tender or exchange offer for control of ExactTarget was launched and the Board of Directors of ExactTarget recommended that ExactTarget stockholders accept such an offer or took no position in respect of such offer (other than a “stop, look and listen” communication as contemplated by Rule 14d-9(f) of the Exchange Act).

This summary is qualified in its entirety by reference to the confidentiality agreement itself, as amended, which is incorporated herein by reference and a copy of which has been filed with the SEC as an exhibit to the Schedule TO.

Exclusivity Agreement

Salesforce.com and ExactTarget entered into an exclusivity agreement, dated May 25, 2013 (the “Exclusivity Agreement”), which set forth the terms on which salesforce.com and ExactTarget would enter into negotiations regarding the potential business combination that resulted in the Offer. The Exclusivity Agreement provided for a minimum ten (10) day “no-shop” period that, after ten (10) days, would terminate at 11:59 p.m. Eastern time on the day after ExactTarget gave salesforce.com written notice that it was terminating the “no-shop” period. The “no-shop” required that ExactTarget not, and not permit any of its officers, directors, employees, attorneys, advisors, accountants, bankers, contractors or representatives to, solicit or knowingly encourage the initiation or submission of any expression of interest, inquiry, proposal or offer from any person or entity (other than salesforce.com and its representatives) relating to an “Acquisition Transaction” (as defined in the Exclusivity Agreement), participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any person or entity (other than salesforce.com and its representatives) relating to or in connection with a possible Acquisition Transaction, or respond to, consider or accept any proposal or offer from any person or entity (other than salesforce.com and its representatives) relating to a possible Acquisition Transaction.

The Exclusivity Agreement also provided that ExactTarget would immediately terminate any ongoing discussions, communications or negotiations with other parties relating to any possible Acquisition Transaction and provide salesforce.com with notice of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction received by ExactTarget or any of its officers, directors, employees, attorneys, advisors, accountants, bankers, contractors or representatives.

This summary is qualified in its entirety by reference to the Exclusivity Agreement itself, which is incorporated herein by reference and a copy of which has been filed with the SEC as Exhibit (d)(5) of the Schedule TO.

Compensation Arrangements with ExactTarget Executives.

Salesforce.com may enter into employment compensation, severance or other employee benefits arrangements with one or more ExactTarget executives but the specific terms of these compensation arrangements have not been agreed upon. Until any compensation arrangement is effective, the ExactTarget executive’s existing employment agreement with ExactTarget will continue to remain in effect.

Each ExactTarget executive’s employment agreement provides for an indefinite term, sets forth the terms and conditions of the applicable officer’s employment with ExactTarget, including compensation, eligibility for various ExactTarget benefit programs, confidentiality and assignment of inventions obligations, and customary non-competition and non-solicitation restrictive covenants.

In addition, each ExactTarget executive’s employment agreement provides for a lump sum severance payment equal to 50% (100% for Mr. Dorsey) of annual base salary and company-paid COBRA benefits for the executives and their eligible dependents for six (6) months (twelve (12) months for Mr. Dorsey) if their employment is terminated other than due to death, disability or termination for “unacceptable performance” or if they resign for “adequate reason” (as defined in the employment agreements). If the ExactTarget executive is terminated without “cause” (and not due to death or disability) or resigns for “good reason,” within twelve (12) months following a “change in control” (as defined in the employment agreements), the executive is instead entitled to receive a lump sum severance payment equal to the sum of 100% (150% for Mr. Dorsey) of annual base salary plus 50% of their bonus for the calendar year immediately preceding the year in which the termination date occurs, and also will receive company-paid COBRA benefits for them and their eligible dependents for twelve months (eighteen (18) months for Mr. Dorsey).

In order to resign for adequate reason or good reason, the executive officer must provide ExactTarget at least thirty (30) days’ prior written notice identifying the acts or omissions constituting adequate reason or good reason, as applicable, that notice must be given within ninety (90) days after the first occurrence of such act or omission, and ExactTarget must be given the opportunity to cure such adequate reason and fail to do so within a thirty-day cure period.

If the severance payments and benefits or any other payments or benefits provided for the ExactTarget executives constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then those payments and benefits will either be (x) delivered in full (to the extent due) to the executive or (y) reduced to the minimum extent necessary so that no portion of the payments and benefits will be fail to be tax-deductible to the Company by reason of Section 280G of the Internal Revenue Code of 1986, as amended, whichever results in the greater amount of payments and benefits to the executive on an after-tax basis.

Pursuant to his or her ExactTarget option agreements and restricted stock unit agreements, on account of the transactions contemplated by the Acquisition Agreement, each ExactTarget executive will be entitled to accelerated vesting of the portion of each of his or her ExactTarget options and RSUs that would have become vested in the following twelve (12) months (twenty-four (24) months for Mr. Dorsey).

14.  Dividends and Distributions.

The Acquisition Agreement provides that ExactTarget, subject to certain exceptions, will not, among other things (a) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any

ExactTarget securities or any of the securities of ExactTarget’s subsidiaries, except for the issuance and sale of shares of ExactTarget common stock pursuant to ExactTarget options or other equity awards outstanding prior to the date of the Acquisition Agreement, or (b) other than cash dividends made by any direct or indirect wholly owned subsidiary of ExactTarget to ExactTarget or one of its subsidiaries, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock. See Section 13 of this Offer to Purchase entitled “The Transaction Documents.”

15.  Conditions to Purchaser’s Obligations.

Subject to the rights and obligations of Purchaser to extend and/or amend the Offer in accordance with the terms and conditions of the Acquisition Agreement, Purchaser will not be required to (and salesforce.com will not be required to cause Purchaser to) accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any tendered Shares, and Purchaser may (and salesforce.com may cause Purchaser to) delay the acceptance for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act) the payment for, any Shares that are validly tendered in the Offer (and not validly withdrawn) prior to the scheduled expiration of the Offer, in the event that:

(1)	at the scheduled expiration of the Offer, there will not have been validly tendered in accordance with the terms of the Offer (after giving effect to any withdrawals of previously tendered Shares) a number of Shares that, taken together with any Shares then owned by salesforce.com and Purchaser, represent more than 50% of the then outstanding Shares (the “Minimum Condition”);

(2)	at the scheduled expiration of the Offer the waiting period (and any extensions thereof) applicable to the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), will not have expired or been terminated;

(3)	(A) any of the Specified Representations will not have been true and correct as of the date of the Acquisition Agreement or will not have been true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct as of such specified date); (B) the Capitalization Representations will not have been true and correct other than for de minimus inaccuracies as of the date of the Acquisition Agreement or will not have been true and correct other than for de minimus inaccuracies as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct other than for de minimus inaccuracies as of such specified date); or (C) any of the representations and warranties of ExactTarget set forth in the Acquisition Agreement (other than the Specified Representations and the Capitalization Representation), disregarding any “materiality” and “Company Material Adverse Effect”(as defined above) qualifications set forth in all such representations or warranties, will not have been true and correct as of the date of the Acquisition Agreement or will not have been true and correct as of immediately prior to the scheduled expiration of the Offer with the same force and effect as if made on and as of such time (other than any such representation or warranty that is made only as of a specified date, which need only be true and correct in all respects as of such specified date), except in the case as described in this clause (C), to the extent that the facts and circumstances causing or resulting in any such representations and warranties not to be true and correct as of the date of the Acquisition Agreement, as of the relevant specified date, as applicable, or as of immediately prior to the scheduled expiration of the Offer have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect;

(4)	ExactTarget will have breached or failed to perform in any material respect any of its obligations under the Acquisition Agreement to be performed prior to the scheduled expiration of the Offer and such breach or failure to perform will be continuing as of immediately prior to the scheduled expiration of the Offer;

(5)	any Company Material Adverse Effect will have occurred or exist on or prior to the scheduled expiration of the Offer and will be continuing as of immediately prior to the scheduled expiration of the Offer;

(6)	ExactTarget will not have delivered to salesforce.com and Purchaser a certificate dated as of the date of the scheduled expiration of the Offer signed on its behalf by the Chief Executive Officer or Chief Financial Officer of ExactTarget to the effect that the conditions described in (3), (4) and (5) above have been satisfied;

(7)	any governmental authority in the United States or any other jurisdiction in which salesforce.com, ExactTarget or any of their respective subsidiaries has material business or operations (the United States and any other such jurisdiction collectively being referred to herein as a “Material Jurisdiction”) will have:

(A)	enacted, issued, promulgated, entered, enforced or deemed applicable to any of the transactions contemplated by the Acquisition Agreement (including the Offer or the Merger) any applicable law that has the effect of making the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger),

(B)	issued or granted any order that remains in effect and has the effect of making any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger) illegal or which has the effect of prohibiting or otherwise preventing the consummation of any of the transactions contemplated by the Acquisition Agreement (including the Offer and the Merger), or

(C)	taken any other action that would be reasonably expected to have any of the consequences described in clauses (A) – (D) of clause (8) below;

(8)	there will be pending any legal proceeding brought by any governmental authority in any Material Jurisdiction against salesforce.com, Purchaser, ExactTarget or any of their respective Affiliates:

(A)	seeking to enjoin the acquisition by Purchaser (or salesforce.com on Purchaser’s behalf) of any Shares pursuant to the Offer or, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Acquisition Agreement or the Support Agreements (including the voting provisions thereunder),

(B)	seeking to impose limitations on the ability of Purchaser (or salesforce.com on Purchaser’s behalf), or render Purchaser (or salesforce.com on Purchaser’s behalf) unable, to (1) accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger or (2) exercise full rights of ownership of the Shares, including the right to vote the Shares purchased by it on all matters properly presented to the ExactTarget stockholders,

(C)

seeking to (1) compel salesforce.com or any of its subsidiaries to sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of ExactTarget, the surviving corporation of the Merger, salesforce.com, Purchaser or any of their respective subsidiaries, (2) compel salesforce.com or any of its subsidiaries to conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of ExactTarget, the surviving corporation of the Merger, salesforce.com, Purchaser or any of their respective subsidiaries in any manner, or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of ExactTarget, the surviving corporation of the Merger, salesforce.com, Purchaser or any of their respective subsidiaries, or

(D)	which otherwise would be reasonably expected to have a Company Material Adverse Effect; or

(9)	the Acquisition Agreement will have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of salesforce.com and Purchaser and, accordingly, may be waived by salesforce.com and Purchaser, in whole or in part at any time and from time to time prior to the expiration of the Offer in their sole and absolute discretion; provided, however, that the Minimum Condition can be waived only with the prior written consent of ExactTarget.

16.  Certain Regulatory and Legal Matters.

Except as set forth in this Section 16, Purchaser is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. However, Purchaser and salesforce.com, together with their advisors, are continuing to review whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer and the Merger. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser’s right to decline to purchase Shares if any of the offer conditions have not been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions.

Antitrust Matters. The HSR Act provides that the acquisition of Shares by salesforce.com and Purchaser may not be consummated unless certain information has been furnished to the Antitrust Division of the U.S. Department of Justice (the “Division”) and the Federal Trade Commission (the “FTC”) and certain waiting period requirements have been satisfied. The rules promulgated by the FTC under the HSR Act require the filing of a Notification and Report Form (the “Form”) with the Division and the FTC by salesforce.com and ExactTarget and provide that the acquisition of Shares under the Offer may not be consummated earlier than fifteen (15) days after receipt of the Form by the Division and the FTC from salesforce.com. Within such fifteen (15) day period the Division or the FTC may request additional information or documentary material from salesforce.com and ExactTarget. In the event of such request, the acquisition of Shares under the Offer may not be consummated until ten (10) days after receipt of such additional information or documentary material by the Division or the FTC from salesforce.com and ExactTarget. Salesforce.com and ExactTarget filed their respective Forms with the Division and the FTC.

Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of ExactTarget to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by ExactTarget to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to ExactTarget, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders’ meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of ExactTarget and persons holding “restricted securities” of ExactTarget to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities” or be eligible for trading on the New York Stock Exchange. Salesforce.com currently intends to and will cause ExactTarget after the Effective Time to terminate the registration of the Shares under the Exchange Act upon completion of the Merger.

State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

ExactTarget, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Salesforce.com does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, salesforce.com will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, salesforce.com might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, salesforce.com might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, salesforce.com may not be obligated to accept for payment any Shares tendered. See Section 15 of this Offer to Purchase entitled “Conditions to Purchaser’s Obligations.”

17.   Appraisal Rights.

No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are met, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders’ vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the purchase price per Share in the Offer or the Offer Price.

In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

18.   Fees and Expenses.

Except as set forth below, neither Purchaser nor salesforce.com will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

Purchaser has retained MacKenzie Partners, Inc. as Information Agent and Computershare Trust Company N.A. as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent and the Depositary also will be indemnified by Purchaser against certain liabilities in connection with the Offer.

19.   Miscellaneous.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. However, we may, in our sole discretion, take such action as we may deem necessary to make the Offer in any jurisdiction and extend the Offer to holder of Shares in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of salesforce.com other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by salesforce.com.

Salesforce.com and Purchaser have filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to ExactTarget in Section 8 of this Offer to Purchase entitled “Certain Information Concerning ExactTarget.”

Excalibur Acquisition Corp.

June 12, 2013

ANNEX I

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address and phone numbers of each director and executive officer is in care of salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105 and (415) 901-7000, respectively. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.

None of the directors and executive officers of Purchaser listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Sam Fleischmann	48	Sam Fleischmann was elected President in May 2013 and has been a director since May 2013. Mr. Fleischmann joined salesforce.com in November 2003, and has since served in a variety of positions, including Vice President and Assistant General Counsel at salesforce.com. In December 2009, Mr. Fleischmann was promoted to Senior Vice President and General Counsel, Corporate of salesforce.com, and he has served in that position since his promotion. Prior to joining salesforce.com, Mr. Fleischmann held positions at Oracle Corporation and Brobeck, Phleger & Harrison LLP.

Audrey Wong	37	Audrey Wong was elected Secretary in May 2013. Ms. Wong joined salesforce.com in January 2005, and has since served in a variety of legal positions at salesforce.com. In December 2011, Ms. Wong was promoted to Assistant General Counsel, Corporate & Securities of salesforce.com, and she has served in that position since her promotion. Prior to joining salesforce.com, Ms. Wong practiced at Gray Cary Ware and Friedenrich, which merged into DLA Piper in 2005.

DIRECTORS AND EXECUTIVE OFFICERS OF SALESFORCE.COM

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of salesforce.com are set forth below. The business address and phone numbers of each director and executive officer is care of salesforce.com, inc., The Landmark @ One Market, Suite 300, San Francisco, California 94105 and (415) 901-7000, respectively. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with salesforce.com.

None of the directors and executive officers of salesforce.com listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed below are citizens of the United States.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Directors:

Marc Benioff*	48	Marc Benioff co-founded salesforce.com in February 1999 and has served as Chairman of the Board of Directors since inception. He has served as Chief Executive Officer since November 2001. From 1986 to 1999, Mr. Benioff was employed at Oracle Corporation, where he held a number of positions in sales, marketing and product development, lastly as a Senior Vice President. Mr. Benioff also serves as Chairman of the Board of Directors of the salesforce.com/foundation and serves as a member of the Board of Directors at Cisco Systems, Inc. Mr. Benioff serves on the Board of Trustees of the University of Southern California.

Keith Block*	52	Keith Block has served as a Director since June 2013. He joined salesforce.com as President and Vice Chairman, leading the company’s global sales, customer support and consulting services organizations, in June 2013. Mr. Block has led sales, consulting and engineering teams for nearly 30 years. Prior to joining salesforce.com, Mr. Block spent 26 years at Oracle Corporation, where he held a number of executive positions, lastly as Executive Vice President of North America Sales & Consulting from September 2002 to June 2012, and served on the Executive Committee. Mr. Block began his career at Booz Allen Hamilton as a senior consultant to Air Force executives. Mr. Block currently serves on the Board of Trustees at the Concord Museum, the Advisory Board at Carnegie-Mellon University Heinz Graduate School, and the President’s Advisory Council for Carnegie-Mellon University.

Craig Conway	58	Craig Conway has served as a Director since October 2005. From April 1999 to October 2004, Mr. Conway served as President and Chief Executive Officer of PeopleSoft, Inc., an enterprise application software company. Mr. Conway also served as President and Chief Executive Officer of One Touch Systems from November 1996 to February 1999 and TGV Software from September 1993 to March 1996. Prior to that, Mr. Conway held executive management positions at a variety of leading technology companies including Executive Vice President at Oracle Corporation. Mr. Conway currently serves as a director and executive chairman of Guidewire Software, Inc. and a director of Advanced Micro Devices, Inc., both publicly-traded companies. During the past five years, Mr. Conway also served as a director of eMeter Corporation, Pegasystems Inc., Unisys Corporation and Kazeon Systems.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Alan Hassenfeld	64	Alan Hassenfeld has served as a Director since December 2003. Mr. Hassenfeld has been a Director of Hasbro, Inc., a provider of children’s and family entertainment products, since 1989. He served as its Chairman from 1989 to February 2008, and also served as its Chairman and Chief Executive Officer from 1989 to May 2003. Mr. Hassenfeld is a trustee of the Hasbro Charitable Trust and Hasbro Children’s Foundation. Mr. Hassenfeld also serves as a director of Global Cornerstone Holdings Limited, a publicly-traded company. He also serves as a director of the salesforce.com/foundation and other not-for-profit organizations.

Craig Ramsey	66	Craig Ramsey has served as a Director since April 2003. From July 2003 to September 2004, Mr. Ramsey served as CEO of Solidus Networks, Inc., a biometrics payments company. From March 1996 to April 2000, Mr. Ramsey served as Senior Vice President, Worldwide Sales, of Siebel Systems, Inc., a provider of eBusiness applications. From March 1994 to March 1996, Mr. Ramsey served as Senior Vice President, Worldwide Sales, Marketing and Support for nCube, a maker of massively parallel computers. From 1968 to 1994, Mr. Ramsey held various positions with Oracle Corporation, Amdahl and IBM. Mr. Ramsey currently serves as a member of the Board of Directors of Guidewire Software, Inc., a publicly-traded company. He also serves as a director of Fan Appz, a privately-held company. In addition, he also serves as a board member of the Glide Memorial Foundation. During the past five years, Mr. Ramsey has also served as a director of Solidus Networks Inc., M-Factor, Inc. and Verticals onDemand.

Sanford R. Robertson	82	Sanford R. Robertson has served as a Director since October 2003. He is a principal of Francisco Partners, a technology buyout fund. Prior to founding Francisco Partners in January 2000, Mr. Robertson was the founder and chairman of Robertson, Stephens & Company, a technology investment bank. Mr. Robertson has been an active technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another prominent technology investment bank. Mr. Robertson currently serves as a director of three publicly-traded companies, Dolby Laboratories, Inc., Pain Therapeutics, Inc. and RPX Corporation. He also serves as a director of the Schwab Charitable Fund.

Stratton Sclavos	51	Stratton Sclavos has served as a Director since February 2000. Since November 2007, Mr. Sclavos has served as Partner at Radar Partners, an investment firm. From July 1995 to May 2007, Mr. Sclavos served as President and Chief Executive Officer of VeriSign, Inc., a provider of infrastructure services to websites, enterprises, electronic service providers and individuals. Mr. Sclavos also served as Chairman of the Board of Directors of VeriSign, Inc. from December 2001 to May 2007. Prior to that time, he served in various sales and marketing capacities for Taligent, Inc., Go, Inc., MIPS Computer Systems, Inc. and Megatest Corporation. Mr. Sclavos currently serves as a director of Sencha, Inc., a privately-held company. During the past five years, Mr. Sclavos has also served as a director of Juniper Networks, Inc., VeriSign, Inc., Intuit, Inc. and Dasient, Inc.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Lawrence Tomlinson	72	Lawrence Tomlinson has served as a Director since May 2003. Mr. Tomlinson retired from Hewlett-Packard Co. in June 2003. Prior to retiring from Hewlett-Packard, from 1993 to June 2003 Mr. Tomlinson served as its Treasurer, from 1996 to 2002 he was also a Vice President and from 2002 to June 2003 he was also a Senior Vice President. Mr. Tomlinson currently serves as a director of Coherent, Inc., a publicly-held company. Mr. Tomlinson has also served as a director of Therma-Wave, Inc.

Maynard Webb	57	Maynard Webb has served as a Director since September 2006. From December 2006 to July 2011, Mr. Webb served as Chief Executive Officer of LiveOps, Inc., a provider of on-demand call center solutions. From June 2002 to August 2006, Mr. Webb served as Chief Operating Officer of eBay Inc., an online global marketplace. From August 1999 to June 2002, Mr. Webb served as President of eBay Technologies. Prior to that Mr. Webb served as Senior Vice President and Chief Information Officer at Gateway, Inc., a computer manufacturer, and Vice President and Chief Information Officer at Bay Networks, Inc., a manufacturer of computer networking products. Mr. Webb currently serves as a director of Yahoo! Inc., a publicly-held company. Mr. Webb also currently serves as Chairman of the Board of Directors of LiveOps, Inc., a privately-held company. During the past five years, Mr. Webb has also served as a director of Gartner, Inc., Hyperion Solutions Corporation, AdMob, Inc. and Baynote, Inc.

Shirley Young	78	Shirley Young has served as a Director since October 2005. Since 2000, Ms. Young has served as President of Shirley Young Associates, LLC, a business advisory company. She also serves as a senior advisor to General Motors-Asia Pacific. Previously, Ms. Young served as corporate Vice President of General Motors responsible for China Strategic Development and as Executive Vice President of Grey Advertising and President of Grey Strategic Marketing. Ms. Young currently serves as a director of Teletech, Inc., a publicly-traded company. She also served on the Board of Directors of Verizon, Bank of America, Bombay Company, Harrah’s and Dayton Hudson-Target. She is a former member of the Worldwide Board of Directors of The Nature Conservancy and current member of its Asia Pacific Council, current board member of the National Dance Institute, and current governor and former founding chairman of the Committee of 100, a national Chinese-American leadership organization and current Chair of its cultural associate, US-China Cultural Institute.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Executive Officers:

Marc Benioff*	48	See above.

Keith Block*	58	See above.

Blair Crump	51	Blair Crump has served as President, Global Enterprise since February 2012. Prior to salesforce.com, Mr. Crump was at Verizon Business, a provider of advanced IP communications and IT products and services, and served as its group president of worldwide sales and consulting services from 2008 to 2012 overseeing its enterprise, mid-tier, government, and education sales efforts globally. In his previous position as Senior Vice President of Premier and International Sales for Verizon Business, Mr. Crump was responsible for delivering strategic sales and support for Verizon’s enterprise customers throughout the world. Mr. Crump previously served in various sales and marketing positions at MCI, which was acquired by Verizon in 2006.

Parker Harris	46	Parker Harris co-founded salesforce.com in February 1999 and has served in senior technical positions since inception. From December 2004 to February 2013, Mr. Harris served as Executive Vice President, Technology. From October 1996 to February 1999, Mr. Harris was a Vice President at Left Coast Software, a Java consulting firm he co-founded.

George Hu	38	George Hu has served as Chief Operating Officer since November 2011. Previously, Mr. Hu served as Executive Vice President, Platform and Marketing from August 2010 to November 2011, Executive Vice President, Marketing and Alliances from February 2009 to August 2010, Executive Vice President, Marketing, Applications and Education from December 2007 to February 2009, Chief Marketing Officer from October 2006 through December 2007, Senior Vice President and General Manager, Applications from January to October 2006 and Vice President, Product Marketing from October 2004 to January 2006. Mr. Hu has also served in various management positions in marketing since joining salesforce.com in March 2002.

Hilarie Koplow-McAdams	49	Hilarie Koplow-McAdams has served as President, Global Sales and Operations since April 2013. Prior to that Ms. Koplow-McAdams served as President, Commercial and SMB Unit from February 2012 to April 2013, as Executive Vice President, Worldwide Sales from May 2010 to February 2012 and as Executive Vice President, Global Corporate Sales from May 2008 to May 2010. Prior to salesforce.com, Ms. Koplow-McAdams was at Intuit, Inc., a provider of business and financial management software, and served as its Vice President of Direct Sales from 2006 to 2008. Ms. Koplow-McAdams previously served in various senior sales roles at Oracle Corporation.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History

Maria Martinez	55	Maria Martinez has served as our President, Sales and Customer Success since February 2013. Previously, Ms. Martinez served as our Chief Growth Officer and Executive Vice President, Customers for Life from February 2012 to February 2013 and our Executive Vice President, Customers for Life from February 2010 to February 2012. Prior to salesforce.com, Ms. Martinez was at Microsoft Corporation, a software company, from 2003 to 2009, where she served in senior management positions including Corporate Vice President, Microsoft Services and Corporate Vice President, Communications Sector. Ms. Martinez also served as Chief Executive Officer of Embrace Networks from 2000 to 2003. Ms. Martinez has also held senior leadership positions at Motorola and AT&T. Ms. Martinez received a M.S. in computer engineering from Ohio State University and a B.S in electrical engineering from the University of Puerto Rico.

Burke Norton	46	Burke Norton has served as Executive Vice President and Chief Legal Officer since October 2011. From October 2006 to October 2011, Mr. Norton was Executive Vice President, General Counsel and Secretary and a member of the office of the chairman at Expedia, Inc. Previously, Mr. Norton was a partner at the law firm of Wilson Sonsini Goodrich & Rosati P.C., where he practiced corporate and securities law for 11 years, representing clients in the enterprise software, telecommunications, semiconductor, life sciences, entertainment and ecommerce industries.

Graham Smith	53	Graham Smith has served as Executive Vice President and Chief Financial Officer since March 2008. Prior to that, Mr. Smith served as Executive Vice President and Chief Financial Officer Designate from December 2007 to March 2008. Prior to salesforce.com, Mr. Smith was at Advent Software, Inc., a provider of portfolio management software, and served as its Chief Financial Officer from January 2003 to December 2007. In addition to Advent Software, he served as Chief Financial Officer of Vitria Technology and Nuance Communications, and also served at Oracle Corporation in various senior finance roles, lastly as Vice President of Finance for worldwide operations. Mr. Smith also serves as a member of the Board of Directors at Splunk Inc.

Frank van Veenendaal	54	Frank van Veenendaal has served as Executive Vice Chairman since June 2013. Prior to that Mr. van Veenendaal served as Vice Chairman from February 2012 to June 2013, as President, Worldwide Sales and Services from October 2009 to February 2012, as Chief Sales Officer and President, Worldwide Sales from September 2008 to October 2009, as President, Global Corporate Sales and North American Operations from December 2007 to September 2008 and as President, Worldwide Corporate Sales and Services from February 2007 to December 2007. Since joining salesforce.com in 2001, Mr. van Veenendaal has also served in various sales management positions, including Senior Vice President, North America Sales. From 1995 to 2001, Mr. van Veenendaal was Senior Vice President of Sales of Actuate Corporation, a software company.

*	Serves as both an executive officer and director of salesforce.com.

The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

Computershare

By First Class, Registered or Certified Mail: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By Express or Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

*By Facsimile Transmission (for eligible institutions only):

Computershare Trust Company, N.A.

Facsimile: (617) 360-6810

Confirm By Telephone:

(781) 575-2332

If you have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent at its address and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com